Exhibit 10.4

Published CUSIP Number: 12989HAA0

Revolver CUSIP: 12989HAB8

Term CUSIP: 12989HAC6

CREDIT AGREEMENT

Dated as of August 14, 2018

among

CALIBURN HOLDINGS LLC,

as Holdings,

CALIBURN INTERNATIONAL, LLC,

as the Borrower

THE GUARANTORS PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

SUNTRUST BANK,

REGIONS BANK, and

ROYAL BANK OF CANADA

as Syndication Agents

CAPITAL ONE, N.A. and MUFG UNION BANK, N.A.,

as Documentation Agents

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

SUNTRUST ROBINSON HUMPHREY, INC.,

REGIONS CAPITAL MARKETS, A DIVISION OF REGIONS BANK, and

RBC CAPITAL MARKETS

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	43
1.03	Types of Borrowings	44
1.04	Accounting Terms	44
1.05	Rounding	45
1.06	Times of Day; Rates	45
1.07	Limited Condition Acquisitions	45
1.08	Letter of Credit Amounts	46
1.09	Exchange Rates; Currency Equivalents	46

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		47

2.01	Revolving Loans and Term Loan	47
2.02	Borrowings, Conversions and Continuations of Loans	47
2.03	Letters of Credit	49
2.04	Swing Line Loans	59
2.05	Prepayments	61
2.06	Optional Termination or Reduction of Aggregate Revolving Commitments	64
2.07	Repayment of Loans	65
2.08	Interest	66
2.09	Fees	66
2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate	67
2.11	Evidence of Debt	68
2.12	Payments Generally; Administrative Agent’s Clawback	68
2.13	Sharing of Payments by Lenders	70
2.14	Cash Collateral	70
2.15	Defaulting Lenders	72
2.16	Incremental Facility Loans	74
2.17	Credit Agreement Refinancing Facilities	76

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		78

3.01	Taxes	78
3.02	Illegality	82
3.03	Inability to Determine Rates	83
3.04	Increased Costs; Reserves on Eurodollar Rate Loans	84
3.05	Compensation for Losses	85
3.06	Mitigation Obligations; Replacement of Lenders	86
3.07	Successor LIBOR	86
3.08	Survival	87

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		87

4.01	Conditions of Initial Credit Extension	87
4.02	Conditions to all Credit Extensions after the Closing Date	90

ARTICLE V REPRESENTATIONS AND WARRANTIES		90

5.01	Existence, Qualification and Power	90
5.02	Authorization; No Contravention	91
5.03	Governmental Authorization; Other Consents	91

i

5.04	Binding Effect	91
5.05	Financial Statements; No Material Adverse Effect	91
5.06	Litigation	92
5.07	No Default	92
5.08	Ownership of Property	92
5.09	Environmental Matters	92
5.10	Insurance	93
5.11	Taxes	93
5.12	ERISA Compliance	93
5.13	Subsidiaries	94
5.14	Margin Regulations; Investment Company Act	94
5.15	Disclosure	94
5.16	Compliance with Laws	95
5.17	Intellectual Property; Licenses, Etc.	95
5.18	Solvency	95
5.19	Perfection of Security Interests in the Collateral	95
5.20	Business Locations; Taxpayer Identification Number	96
5.21	OFAC	96
5.22	Anti-Corruption Laws	96
5.23	No EEA Financial Institution	96
5.24	Beneficial Ownership Certification	96

ARTICLE VI AFFIRMATIVE COVENANTS		97

6.01	Financial Statements	97
6.02	Certificates; Other Information	98
6.03	Notices	99
6.04	Payment of Taxes	100
6.05	Preservation of Existence, Etc.	100
6.06	Maintenance of Properties	100
6.07	Maintenance of Insurance	100
6.08	Compliance with Laws	101
6.09	Books and Records	101
6.10	Inspection Rights	101
6.11	Use of Proceeds	101
6.12	Additional Guarantors	102
6.13	Pledged Assets	102
6.14	Anti-Corruption Laws	103
6.15	Assignment of Claims Act	103
6.16	Designation of Subsidiaries	103
6.17	Beneficial Ownership Certification	103
6.18	Post-Closing Date Matters	104

ARTICLE VII NEGATIVE COVENANTS		104

7.01	Liens	104
7.02	Investments	106
7.03	Indebtedness	108
7.04	Fundamental Changes	109
7.05	Dispositions	110
7.06	Restricted Payments	111
7.07	Change in Nature of Business	112

7.08	Transactions with Affiliates; Management Agreements	112
7.09	Burdensome Agreements	112
7.10	[Reserved]	113
7.11	Financial Covenants	113
7.12	[Reserved]	113
7.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity	113
7.14	Ownership of Subsidiaries	114
7.15	Sale Leasebacks	114
7.16	Restrictions on Holdings	114
7.17	Sanctions	114
7.18	Anti-Corruption Laws	115

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		115

8.01	Events of Default	115
8.02	Remedies Upon Event of Default	117
8.03	Application of Funds	118

ARTICLE IX ADMINISTRATIVE AGENT		119

9.01	Appointment and Authority	119
9.02	Rights as a Lender	120
9.03	Exculpatory Provisions	120
9.04	Reliance by Administrative Agent	121
9.05	Delegation of Duties	122
9.06	Resignation of Administrative Agent	122
9.07	Non-Reliance on Administrative Agent and Other Lenders	124
9.08	No Other Duties; Etc.	124
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	124
9.10	Collateral and Guaranty Matters	125
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	126
9.12	ERISA Matters	126

ARTICLE X GUARANTY		128

10.01	The Guaranty	128
10.02	Obligations Unconditional	129
10.03	Reinstatement	129
10.04	Certain Additional Waivers	130
10.05	Remedies	130
10.06	Rights of Contribution	130
10.07	Guarantee of Payment; Continuing Guarantee	131
10.08	Keepwell	131

ARTICLE XI MISCELLANEOUS		131

11.01	Amendments, Etc.	131
11.02	Notices; Effectiveness; Electronic Communications	136
11.03	No Waiver; Cumulative Remedies; Enforcement	138
11.04	Expenses; Indemnity; Damage Waiver	138
11.05	Payments Set Aside	140
11.06	Successors and Assigns	141
11.07	Treatment of Certain Information; Confidentiality	147

11.08	Rights of Setoff	148
11.09	Interest Rate Limitation	148
11.10	Counterparts; Integration; Effectiveness	148
11.11	Survival of Representations and Warranties	149
11.12	Severability	149
11.13	Replacement of Lenders	149
11.14	Governing Law; Jurisdiction; Etc.	150
11.15	Waiver of Jury Trial	151
11.16	No Advisory or Fiduciary Responsibility	151
11.17	Electronic Execution of Assignments and Certain Other Documents	152
11.18	USA PATRIOT Act Notice	152
11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	152

SCHEDULES

1.01	Disqualified Institutions
2.01	Commitments and Applicable Percentages
2.03	Existing Letters of Credit
5.13	Subsidiaries
5.17	IP Rights
5.20(a)	Locations of Real Property
5.20(b)	Location of Chief Executive Office, Taxpayer Identification Number, Etc.
5.20(c)	Changes in Legal Name, State of Formation and Structure
7.01	Liens Existing on the Closing Date
7.02	Investments Existing on the Closing Date
7.03	Indebtedness Existing on the Closing Date
11.02	Certain Addresses for Notices

EXHIBITS

1.01	Form of Secured Party Designation Notice
2.02	Form of Loan Notice
2.03	Form of Letter of Credit Report
2.04	Form of Swing Line Loan Notice
2.05	Form of Notice of Loan Prepayment
2.11	Form of Note
3.01	Forms of U.S. Tax Compliance Certificates
6.02	Form of Compliance Certificate
6.12	Form of Joinder Agreement
11.06(b)	Form of Assignment and Assumption
11.06(b)(iv)	Form of Administrative Questionnaire

v

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 14, 2018, among Caliburn Holdings LLC, a Delaware limited liability company (“Holdings”), Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), the other Guarantors identified herein, the Lenders identified herein and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01	Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Intercreditor Agreement” means an intercreditor agreement on customary terms reasonably acceptable to the Administrative Agent.

“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or any substantial portion of the property of, or a line of business, division of or other business unit of, another Person or (b) at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person.

“Additional Agreement” means any Incremental Facility Amendment, Refinancing Amendment or Extension Amendment.

“Additional Lender” means, at any time, any Person that is not an existing Lender and that agrees to provide any portion of any Credit Agreement Refinancing Facilities pursuant to a Refinancing Amendment in accordance with Section 2.17; provided that such Additional Lender shall be, with respect to Refinancing Term Loans, an Eligible Assignee with respect to Term Loans and, with respect to Refinancing Revolving Commitments, an Eligible Assignee with respect to Revolving Commitments.

“Additional Tax Distribution” means, in respect of a taxable period, cash distributions by Holdings to holders of membership or other ownership interests of Holdings in an aggregate amount such that IPO Listco’s pro rata share of such distributions does not exceed the excess of (a) the sum of (i) the amount necessary to satisfy customary ordinary course payment obligations pursuant to any Tax Receivables Agreements for such taxable period and (ii) the actual aggregate U.S. federal, state and/or local income Tax liability of IPO Listco for such period attributable to the taxable income of Holdings (taking into account any adjustment pursuant to Section 743 of the Code or comparable provisions under any state or local Tax Laws), over (b) the amount of Permitted Tax Distributions allocable to IPO Listco for such taxable period, provided that, for the avoidance of doubt, “ordinary course payments” pursuant to any Tax Receivable Agreement means payments other than any accelerated lump sum amount payable by reason of any early termination of such agreement or otherwise, to the extent such amount exceeds the amount that would have been payable under such Tax Receivable Agreement in the absence of such acceleration.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify Holdings and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit 11.06(b)(iv) or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Fee Letter” means the letter agreement, dated as of May 24, 2018, among the Borrower and MLPFS.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $75,000,000.

“Agreement” means this Credit Agreement.

“Alternative Currency” means each of the following currencies: Euro, Canadian Dollar, Pounds Sterling and each other currency (other than Dollars) that is approved by the L/C Issuer in its sole discretion.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Applicable Percentage” means with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments, and (b) with respect to such Lender’s portion of the outstanding Term Loan at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal amount of the Term Loan held by such Lender at such time. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentages shall be subject to adjustment as provided in Section 2.15 and Section 2.16.

“Applicable Period” means, as of any date of determination, the period of four fiscal quarters most recently ended for which the Loan Parties have delivered or were required to deliver financial statements pursuant to Section 6.01(a) or (b); provided that, prior to the first date that financial statements have been or are required to be delivered pursuant to Section 6.01(a) or (b), the Applicable Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended March 31, 2018.

“Applicable Rate” means the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Level	Consolidated Total Net Leverage Ratio	Eurodollar Rate Loans/Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	≥ 3.50:1.00	3.25%	2.25%	0.40%
2	< 3.50:1.00 but ≥ 3.00:1.00	3.00%	2.00%	0.35%
3	< 3.00:1.00 but ≥ 2.50:1.00	2.75%	1.75%	0.30%
4	< 2.50:1.00	2.50%	1.50%	0.25%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that (a) if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered in accordance with Section 6.02(b), whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Total Net Leverage Ratio contained in such Compliance Certificate and (b) at all times while an Event of Default has occurred and is continuing, then, upon the request of the Required Lenders, Pricing Tier 1 shall apply. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 6.02(b) for the fiscal quarter ending September 30, 2018 shall be determined based upon Pricing Tier 1. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means MLPFS, SunTrust Robinson Humphrey, Inc., Regions Capital Markets, a division of Regions Bank and RBC Capital Markets, each in its capacity as joint lead arranger and joint bookrunner.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.06(b) or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Assignment of Claims Act” means the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41U.S.C. § 15.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP (such amount, the “Capitalized Lease Obligations”), (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease, (c) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Audited Financial Statements” means (a) the audited consolidated balance sheet of Janus HoldCo LLC for the fiscal year ended December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Janus HoldCo LLC for such fiscal year, including the notes thereto, (b) the audited consolidated balance sheet of Comprehensive Health Services, LLC for the fiscal year ended December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Comprehensive Health Services, LLC for such fiscal year, including the notes thereto, (c) the audited consolidated balance sheet of Project Time & Cost Holdings, Inc. for the fiscal year ended December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Project Time & Cost Holdings, Inc. for such fiscal year, including the notes thereto and (d) the audited consolidated balance sheet of Michael Baker International, LLC for the fiscal year ended December 31, 2017 and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Michael Baker International, LLC for such fiscal year, including the notes thereto.

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate of interest per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurodollar Rate plus 1.0%; provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Beneficial Ownership Certification” has the meaning specified in Section 4.02(f).

“Beneficial Ownership Regulation” has the meaning specified in Section 4.02(f).

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capitalized Lease Obligations” has the meaning specified in the definition of Attributable Indebtedness.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, (a) cash or deposit account balances, (b) backstop letters of credit entered into on terms, from issuers and in amounts satisfactory to the Administrative Agent and the L/C Issuer and/or (c) if the Administrative Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case, in Dollars and pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 365 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) readily marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and, in each case, repurchase agreements and reverse repurchase agreements relating thereto, (f) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $250,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d) and (g) solely with respect to Foreign Subsidiaries, investments of the types and maturities described in clauses (a) through (f) above of foreign obligors (and, with respect to any reference to the United States or any agency or instrumentality thereof, replacing such reference with the corresponding Governmental Authority of the applicable foreign jurisdiction), which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, in any country other than the United States where such Foreign Subsidiary maintains a business location.

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (b) in the case of any Cash Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Cash Management Agreement or (c) within 30 days after the time it enters into the applicable Cash Management Agreement, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Cash Management Agreement.

“CFC” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holdco” means any Domestic Subsidiary substantially all of the assets of which consist of Equity Interests (including, for purposes of this definition, any debt or other instrument treated as equity for U.S. federal income tax purposes) in one or more Foreign Subsidiaries and/or such Equity Interests and Indebtedness of such Foreign Subsidiaries.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for

International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)	prior to a Qualifying IPO:

(i)          the Permitted Holders shall cease to own, directly or indirectly, Voting Stock of the Borrower representing more than 50% of the voting power of the total outstanding Voting Stock of the Borrower;

(ii)         the Permitted Holders shall cease to have the ability to elect (either through share ownership or contractual voting rights) a majority of the board of directors or equivalent governing body of Holdings; or

(iii)        Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower; and

(b)	following a Qualifying IPO:

(i)          any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), in each case, other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of the Borrower representing more than 35% of the voting power of the total outstanding Voting Stock of the Borrower on a fully diluted basis; or

(ii)         during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(iii)        if the Relevant Parent Entity is any Person other than the Borrower, Holdings shall cease to own and control, of record and beneficially, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower.

“Class” has the meaning given to such term in Section 1.03.

“Closing Date” means the date hereof.

“Closing Date Refinancing” means the repayment, repurchase, redemption, defeasance or other discharge of the Existing Indebtedness and termination and/or release of any security interests and guarantees in connection therewith.

“Closing Date Reorganization Documents” has the meaning given to such term in Section 4.01(c).

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent, for the benefit of itself and the other holders of the Obligations, are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.

“Collateral Documents” means a collective reference to the Security Agreement, the Mortgages and other security documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.13 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender and/or the Term Loan Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 6.02.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Capital Expenditures” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, all capital expenditures.

“Consolidated Cash Flow” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated EBITDA for such period minus (a) income taxes paid in cash for such period (excluding income taxes paid in cash attributable to any period ending more than one fiscal quarter prior to the Applicable Period) minus (b) Consolidated Capital Expenditures (to the extent financed with Revolving Loans or by internally generated cash of Holdings or its Restricted Subsidiaries) for such period minus (c) regularly scheduled Management Fees paid in cash during such period minus (d) Restricted Payments made during such period pursuant to Section 7.06(c), Section 7.06(f),
Section 7.06(g)(i) , Section 7.06(i) and Section 7.06(k).

“Consolidated Current Assets” means, as of any date of determination, the total assets of Holdings and its Restricted Subsidiaries on a consolidated basis, that may properly be classified as current assets in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as of any date of determination, the total liabilities of Holdings and its Restricted Subsidiaries on a consolidated basis, that may properly be classified as current liabilities in accordance with GAAP, excluding the current portion of long term Indebtedness.

“Consolidated EBITDA” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated Net Income for such period plus (b) the following (without duplication) to the extent deducted in calculating such Consolidated Net Income (other than with respect to clause (ix) below): (i) Consolidated Interest Charges for such period; (ii) the provision for federal, state, local and foreign taxes (including income taxes) payable for such period and Additional Tax Distributions paid during such period; (iii) depreciation and amortization expense for such period;

(iv) Management Fees and Management Expenses for such period; (v) fees and expenses incurred in connection with the Transactions; (vi) non-cash charges and losses for such period (excluding any such non-cash charges or losses that represent an accrual or reserve for potential cash items in any future period); (vii) transaction fees, costs and expenses incurred in connection with the consummation of any transaction, whether or not consummated (or proposed but not consummated) prior to, on or after the Closing Date, in connection with any equity offering (including any Qualifying IPO), Investment, Restricted Payment, Disposition, recapitalization, merger or consolidation, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties or similar transactions); (viii) the amount of any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, operating improvements, product margin synergies and product cost and other synergies and similar initiatives, integration, transition, reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, restructuring costs (including those related to tax restructurings), charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, business optimization and other restructuring costs, charges, accruals, reserves and expenses (including inventory and business optimization programs, software development and training costs, the opening and pre-opening, closure, relocation and/or consolidation of facilities and plants, unused warehouse or office space costs, costs related to entry into new markets, signing costs and bonuses, relocation expenses, recruitment expenses (including headhunter fees and relocation expenses), severance payments, contract termination costs, new system design and implementation costs) and project startup costs and expenses attributable to the implementation of cost savings initiatives and professional and consulting fees incurred in connection with any of the foregoing); (ix) expected cost savings, operating expense reductions, other operating improvements and expense reductions and product margin synergies and product cost and other synergies projected by Holdings in good faith to be realized as a result from actions that have been taken by Holdings or any of its Restricted Subsidiaries in connection with (A) the Transactions and (B) any asset sale, merger or other business combination, acquisition, Investment, disposition or divestiture, operating improvement and expense reductions, restructurings, cost saving initiatives, any similar initiative and/or specified transaction, net of the amount of actual benefits realized during such period from such actions (any such action, a “Cost Saving Initiative”); provided that such cost savings, expense reductions, operating improvements and synergies are reasonably identifiable and factually supportable and are reasonably anticipated to be realized within 12 months after the date such action is taken; provided, further that the aggregate amount of addbacks pursuant to clause (viii) and this clause (ix) shall not exceed, in the aggregate, 20.0% of Consolidated EBITDA for such period (before giving effect to the addbacks permitted by clause (viii) and this clause (ix)); (x) any payments in the nature of compensation or expense reimbursement made to independent board members in an aggregate amount of up to $500,000 for such period; and (xi) the amount of proceeds received in cash from reimbursement of expenses and charges that are covered by indemnification and other reimbursement provisions in connection with any acquisition or other Investment or any disposition of any asset permitted hereunder to the extent paid or reimbursed by the applicable third party; minus (c) without duplication, non-cash gains increasing Consolidated Net Income of such Person for such period (excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period). Notwithstanding the foregoing, for all purposes herein, Consolidated EBITDA for the fiscal quarter ending June 30, 2017 shall be deemed to be $17,051,319, Consolidated EBITDA for the fiscal quarter ending September 30, 2017, shall be deemed to be $26,719,968; Consolidated EBITDA for the fiscal quarter ending December 31, 2017, shall be deemed to be $28,901,830; and Consolidated EBITDA for the fiscal quarter ending March 31, 2018, shall be deemed to be $31,365,182.

“Consolidated Excess Cash Flow” means, for any period for Holdings and its Restricted Subsidiaries on a consolidated basis, an amount equal to (a) Consolidated EBITDA for such period minus (b) Consolidated Capital Expenditures (other than those financed with long term Indebtedness (other than Revolving Loans) or the proceeds of any issuance of Equity Interests of Holdings) for such period minus (c) the cash portion of Consolidated Interest Charges for such period minus (d) cash taxes paid and Permitted Tax Distributions made during such period minus (e) Consolidated Scheduled Funded Debt Payments during such period minus (f) other permanent prepayments in cash of Indebtedness permitted herein during such period (other than (i) prepayments of the Loans (other than prepayments of Loans to the extent required by Section 2.05(b)(ii) that resulted in an increase in Consolidated EBITDA and not in excess of the amount of such increase) and (ii) prepayments of Indebtedness not resulting in a permanent commitment reduction and that by its terms may be reborrowed), except to the extent such Indebtedness is prepaid with long term Indebtedness (other than Revolving Loans) or the proceeds of any issuance of Equity Interests of Holdings minus (g) the Consolidated Working Capital Adjustment minus (h) Management Fees and Management Expenses paid in such period to the extent added back to Consolidated EBITDA for such period minus (i) fees, costs and expenses incurred in connection with the Transactions to the extent added back to Consolidated EBITDA for such period minus (j) the aggregate amount of cash items of expense or other cash items during such period added back to Consolidated EBITDA pursuant to clauses (vii), (viii), (x) and (xi) of the definition thereof minus (k) the aggregate amount during such period added back to Consolidated EBITDA pursuant to clause (ix) of the definition thereof minus (l) cash consideration paid during such period to make any Investment (including any Permitted Acquisition) permitted by Section 7.02(f) and/or Section 7.02(h) (including (i) transaction expenses incurred in connection with and (ii) amounts paid in cash in respect of Earn Out Obligations in connection with), except to the extent financed with long term Indebtedness (other than Revolving Loans) or the proceeds of any issuance of Equity Interests of Holdings minus (m) cash collateral pledged in connection with any bid bonds or performance bonds (net of any cash collateral released in connection therewith) minus (n) Restricted Payments permitted by Section 7.06(d), Section 7.06(e), Section 7.06(f),
Section 7.06(g)(i), Section 7.06(i) and/or Section 7.06(k) paid during such period, except to the extent financed with long term Indebtedness (other than Revolving Loans) or the proceeds of any issuance of Equity Interests of Holdings minus (o) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdings and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with internally generated cash flow of Holdings and its Restricted Subsidiaries.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of Consolidated Cash Flow for the most recently ended Applicable Period to (b) Consolidated Fixed Charges for the most recently ended Applicable Period; provided, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio for the first four fiscal quarters following the Closing Date, the amount of Consolidated Scheduled Funded Debt Payments and Consolidated Interest Charges for such periods shall be the actual amount of Consolidated Scheduled Funded Debt Payments and Consolidated Interest Charges made by Holdings and its Subsidiaries after the Closing Date and annualized.

“Consolidated Fixed Charges” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period.

“Consolidated Funded Indebtedness” means, as of any date of determination with respect to Holdings and its Restricted Subsidiaries on a consolidated basis, without duplication, the sum of: (a) the outstanding principal amount of all obligations for borrowed money (including Obligations) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) the aggregate amount actually drawn under issued and outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments (unless such amounts have been cash collateralized); (c) all purchase money Indebtedness; (d) all Attributable Indebtedness; (e) all Guarantees with respect to Indebtedness of the types specified in clauses (a) through (d) above of another Person; and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Loan Party or any Restricted Subsidiary is a general partner or joint venturer, except to the extent that Indebtedness is expressly made non-recourse to such Person; provided, that, for the avoidance of doubt, Consolidated Funded Indebtedness shall not include the Holdings Preferred Equity.

“Consolidated Interest Charges” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense with respect to such period under capital leases that is treated as interest in accordance with GAAP plus (c) the implied interest component of Synthetic Lease Obligations with respect to such period.

“Consolidated Net Income” means, for any period, for Holdings and its Restricted Subsidiaries on a consolidated basis, net income (or loss) for such period; provided that Consolidated Net Income shall exclude (a) extraordinary or unusual and non-recurring gains and extraordinary or unusual and non-recurring losses for such period and (b) any income (or loss) for such period of any Person if such Person is not a Subsidiary of Holdings, or is an Unrestricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Restricted Subsidiaries in cash by such Person during such period so long as the payment of such dividends or similar distributions by that Person was not at the time subject to the consent of a third party or prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Person (to the extent such consent or approval was not obtained).

“Consolidated Scheduled Funded Debt Payments” means for any period for Holdings and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness. For purposes of this definition and for the avoidance of doubt, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05(b).

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date less Qualified Cash in an amount not to exceed $25,000,000 as of such date to (b) Consolidated EBITDA for the Applicable Period then most recently ended.

“Consolidated Working Capital” means, as of any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the end of such period exceeds (or is less than) Consolidated Working Capital as of the beginning of such period.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, and solely with respect to Section 7.08, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Investment Affiliate” means, with respect to the Sponsor, any other Person that is (a) controlled by, or is under common control with, the Sponsor and (b) engaged in the business of making equity or debt investments in the ordinary course of business.

“Cost Saving Initiative” has the meaning specified in the definition of “Consolidated EBITDA”.

“Credit Agreement Refinancing Facilities” means each Class of Refinancing Term Loans and each Class of Refinancing Revolving Loans (or Refinancing Revolving Commitments).

“Credit Agreement Refinancing Facility Lenders” means, as the context may require, a Lender with a Refinancing Term Loan, Refinancing Revolving Loan and/or Refinancing Revolving Commitment.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cure Amount” has the meaning specified in Section 8.04.

“Cure Notice” has the meaning specified in Section 8.04.

“Cure Right” has the meaning specified in Section 8.04.

“Debt Issuance” means the issuance by any Loan Party or any Restricted Subsidiary of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.15(d), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15(d)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of comprehensive Sanctions. For the avoidance of doubt, as of the Closing Date, the Designated Jurisdictions are the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith as of the date of a legally binding commitment for the applicable Disposition (or, if later, for the payment of such item) was entered into without giving effect to any subsequent changes in value) of non-Cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(b) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation (which amount will be reduced by the amount of cash or Cash Equivalents received by the Borrower or Restricted Subsidiary in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Loan Party or any Restricted Subsidiary, including any Sale and Leaseback Transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding any Recovery Event.

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for a Qualified Equity Interest), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for a Qualified Equity Interest), in whole or in part, on or prior to 91 days following the Latest Maturity Date at the time such Equity Interest is issued, (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest that would constitute a Disqualified Equity Interest, in each case at any time on or prior to 91 days following the Latest Maturity Date at the time such Equity Interest is issued, (c) contains any mandatory repurchase obligation which may come into effect prior to the date 91 days following the Latest Maturity Date at the time such Equity Interest is issued or (d) provides for the scheduled payments of dividends in Cash on or prior to 91 days following the Latest Maturity Date at the time such Equity Interest is issued; provided that (x) any Equity Interest that would not constitute a Disqualified Equity Interest but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interest is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interest upon the occurrence of any change in control, Qualifying IPO or a sale of all or substantially all of the assets of such Person occurring prior to 91 days following the Latest Maturity Date at the time such Equity Interest is issued shall not constitute a Disqualified Equity Interest if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to the date 91 days following the Latest Maturity Date at the time such Equity Interest is issued and (y) for purposes of clause (a) through (d) above, it is understood and agreed that if any such maturity, redemption, conversion, exchange, repurchase obligation or scheduled payment is in part, only such part coming into effect prior to the date that is 91 days following the Latest Maturity Date, shall constitute a Disqualified Equity Interest.

“Disqualified Institution” means, on any date, (a) any Person set forth on Schedule 1.01, (b) any other Person that is a competitor of Holdings or any of its Restricted Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent from time to time (any such person or entity, a “Competitor”); and (c) affiliates of persons described in clause (a) or (b) above (other than such affiliates that are bona fide debt funds generally engaged in making, purchasing, holding or otherwise investing in commercial loans, debt securities or similar extensions of credit in the ordinary course of business) that are either (x) identified in writing by the Borrower to the Administrative Agent from time to time or (y) readily identifiable as an affiliate of such persons solely on the basis of such affiliate’s name; provided that (i) any designation set forth above shall become effective two business days after the date that such written designation is delivered to the Administrative Agent, but such designation shall not apply retroactively to disqualify any Persons that have previously become a Lender) and (ii) “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the L/C Issuer at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any state of the United States or the District of Columbia.

“DQ List” has the meaning specified in Section 11.06(g)(iv).

“Earn Out Obligations” means, with respect to an Acquisition or other Investment, all obligations of any Loan Party or any Restricted Subsidiary to make earn out or other contingency payments (including purchase price adjustments, non-competition and consulting agreements, or other indemnity obligations) pursuant to the documentation relating to such Acquisition or other Investment.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 11.06(g).

“Environmental Claim” means any known investigation, written notice, notice of violation, written claim, action, suit, proceeding, written demand, abatement order or other written order or directive (conditional or otherwise), by any Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (c) in connection with any actual or alleged damage, injury, threat or harm to human health, safety, natural resources or the environment arising out of a violation of any Environmental Law.

“Environmental Laws” means any and all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Internal Revenue Code or Sections 303, 304 and 305 of ERISA, (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate or (i) a failure by any Loan Party or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by any Loan Party or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)          for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)          for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;

provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Account” means (a) any zero balance disbursement accounts, (b) any payroll, healthcare and other employee wage and benefit accounts, (c) any tax account, including, without limitation, any sales tax account, (d) any escrow, defeasance and redemption account, (e) any fiduciary or trust account established by Holdings or any of its Restricted Subsidiaries for the benefit of third parties and (f) cash accounts which individually do not on average over any 30 day period contain funds in excess of $500,000.

“Excluded Property” means, with respect to any Loan Party, (a) any real property which is located outside of the United States, (b) any owned real property which is located within the United States with a fair market value of less than $5,000,000, (c) any leasehold interest of any Loan Party in real property, (d) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (e) unless reasonably requested by the Administrative Agent or the Required Lenders, any personal property (other than personal property described in clause (d) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (f) motor vehicles, airplanes and other assets subject to certificates of title, (g) the Equity Interests of any Foreign Subsidiary or CFC Holdco of any Loan Party to the extent not required to be pledged to secure the Obligations pursuant to Section 6.13(a) and/or the Collateral Documents, (h) any property which, subject to the terms of Section 7.09 is subject to a Lien of the type described in Section 7.01(i) pursuant to documents that prohibit such Loan Party from granting any other Liens in such property, (i) any Equity Interests in joint ventures or non-wholly owned Subsidiaries of the Loan Parties to the extent (i) that such Equity Interests cannot be pledged without the consent of one or more third parties and which consent has not been obtained or (ii) the pledge thereof is prohibited or restricted by such entity’s Organization Documents, (j) any general intangible, permit, lease, license, contract or other instrument of a Loan Party to the extent the grant of a security interest in such general intangible, permit, lease, license, contract or other instrument in the manner contemplated by this Agreement, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), (k) any assets or property (including governmental licenses, state or local franchises, charters and authorizations) to the extent that the grant of a security interest or Lien therein is prohibited under applicable Law or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization; provided, that, (A) the foregoing exclusions of set forth in clauses (j) and (k) shall in no way be construed to apply to (1) the extent that any described prohibition or restriction is ineffective under the UCC or any other applicable Law (including Debtor Relief Laws) or principles of equity, or (2) the extent that any such prohibition or the requirement for any consent contained in any applicable Law, general intangible, permit, lease, license, contract or other instrument, is terminated or eliminated to the extent sufficient to permit any such item to become Collateral, or to the extent that any such consent is granted, or any requirement for such consent is waived or terminated, and (B) the foregoing exclusions set forth in clauses (i) through (k) shall in no way be construed to limit, impair, or otherwise affect any of the Administrative Agent’s continuing security interests in and Liens upon any rights or interests of any Loan Party in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, governmental licenses, state or local franchises, charters or authorizations, or Equity Interests, or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, governmental licenses, state or local franchises, charters or authorizations, or Equity Interests, (l) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law; provided that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral, (m) any Excluded Account (n) Margin Stock, (o) any commercial tort claims or letters of credit with a value of less than $1,000,000, (p) assets to the extent a security interest in such assets would result in material adverse tax consequences (as determined in good faith by the Borrower in consultation with the Administrative Agent) and (q) any assets as to which the Administrative Agent and Holdings agree that the cost or other consequences of obtaining a security interest or perfection therein are excessive in view of the benefits obtained by the holders of the Obligations therefrom.

“Excluded Subsidiary” means, as of any date of determination, (a) any Immaterial Subsidiary, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary that is owned, directly or indirectly, by a Foreign Subsidiary, (d) any CFC Holdco, (e) any captive insurance company, (f) any not-for-profit subsidiary, (g) any special purpose entity formed in connection with any transaction permitted herein, (h) any Subsidiary that is not a direct or indirect wholly owned Subsidiary of Holdings, (i) any Subsidiary for which a Guarantee of the Obligations are (i) prohibited by law or require governmental consent, approval, license or authorization (unless such consent, approval, license or authorization has been received; it being understood that there shall be no obligation to seek such consent, approval, license or authorization) or (ii) contractually prohibited on the Closing Date or, following the Closing Date, the date of acquisition of such Subsidiary (so long as such prohibition is not created in contemplation of such acquisition), (j) any Subsidiary where the burden or cost of obtaining a Guarantee outweighs the benefit to the Lenders, as reasonably determined by the Administrative Agent and the Borrower, (k) any Unrestricted Subsidiary and (l) any Subsidiary to the extent the provision of a Guarantee by such Subsidiary could reasonably be expected to result in adverse tax consequences as reasonably determined by the Borrower and the Administrative Agent; provided, that, at the time such contractual prohibition or restriction would no longer prohibit such Guarantee, such Subsidiary shall automatically cease to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a Lien to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.08 and any other “keepwell”, support or other agreement for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties)

at the time the Guaranty of such Guarantor, or grant by such Guarantor of a Lien, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or Lien is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), 3.01(a)(iii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreements” means (a) that certain Credit Agreement, dated as of December 15, 2017 (as amended, restated or modified from time to time prior to the date hereof), by and among, inter alios, Janus ESOP Holdings Inc., a Delaware corporation, as borrower, Janus Holdco LLC, a Delaware limited liability company, the other guarantors from time to time party thereto, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent and (b) that certain Credit Agreement, dated as of March 22, 2018 (as amended, restated or modified from time to time prior to the date hereof), by and among, inter alios, Gladiator OpCo, LLC, a Delaware limited liability company, as borrower, Gladiator Acquisition HoldCo, LLC, a Delaware limited liability company, the other guarantors from time to time party thereto, the lenders from time to time party thereto and SunTrust Bank, as administrative agent.

“Existing Indebtedness” means all outstanding Indebtedness under the (x) Existing Credit Agreements and (y) the RGA Subordinated Loan Agreement.

“Existing Letters of Credit” means those certain Letters of Credit set forth on Schedule 2.03.

“Extended Maturity Date” has the meaning given to such term in Section 11.01.

“Extension” has the meaning given to such term in Section 11.01.

“Extension Amendments” has the meaning given to such term in Section 11.01.

“Extension Offer” has the meaning given to such term in Section 11.01.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) all Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letters” means the Agent Fee Letter and the Joint Fee Letter.

“Financial Covenant Default” has the meaning specified in Section 8.04.

“Flood Hazard Property” means any real property subject to a Mortgage that has buildings in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

“Flood Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973), as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004, as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) including, without limitation, the FASB Accounting Standards Codification, that are applicable to the circumstances as of the date of determination, consistently applied and subject to Section 1.03.

“Government Contracts” means any contract entered into between any Loan Party or any of its Restricted Subsidiaries and the federal government of the United States of America, or any department, agency, public corporation, or other instrumentality or agent thereof or any state government or any department, agency or instrumentality or agent thereof, or any other Governmental Authority, providing for the sale of products or provision of services to a Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) Holdings, (b) each Restricted Subsidiary of Holdings identified as a “Guarantor” on the signature pages hereto, (c) each Person that joins as a Guarantor pursuant to Section 6.12 or otherwise, (d) with respect to (i) Obligations under any Secured Hedge

Agreement, (ii) Obligations under any Secured Cash Management Agreement and (iii) any Swap Obligation of a Specified Loan Party (determined before giving effect to Sections 10.01 and 10.08) under the Guaranty, the Borrower, and (e) the successors and permitted assigns of the foregoing; provided, however, in no event shall any Excluded Subsidiary be a Guarantor.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the other holders of the Obligations pursuant to Article X.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Bank” means any Person that (i) at the time it enters into a Swap Contract, is a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, (ii) in the case of any Swap Contract in effect on or prior to the Closing Date, is, as of the Closing Date or within 30 days thereafter, a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent and a party to a Swap Contract or (iii) within 30 days after the time it enters into the applicable Swap Contract, becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case, in its capacity as a party to such Swap Contract; provided, in the case of a Secured Hedge Agreement with a Person who is no longer a Lender (or Affiliate of a Lender), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Hedge Agreement.

“Holdings” (a) prior to a Qualifying IPO, has the meaning specified in the introductory paragraph hereto (“Original Holdings”) and (b) on or after a Qualifying IPO (other than a Qualifying IPO of the Borrower), means (i) Original Holdings or (ii) to the extent Original Holdings no longer directly owns 100% of the outstanding Equity Interests of the Borrower, any Person (“New Holdings”) that is a Subsidiary of the Person identified in clause (a) and of which the Borrower is a Subsidiary; provided, that, (i) New Holdings directly owns 100% of the Equity Interests of the Borrower, (ii) New Holdings shall expressly assume all the obligations of Original Holdings under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) New Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such substitution and any supplements to the Loan Documents preserve the enforceability of the Guaranty and the perfection and priority of the Liens under the Collateral Documents, (iv) if reasonably requested by the Administrative Agent, the Administrative Agent shall have received customary opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent and (v) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Default; provided, further, that if the foregoing are satisfied, Original Holdings shall be automatically released of all its obligations under the Loan Documents and any reference to “Holdings” in the Loans Documents shall be meant to refer to “New Holdings”.

“Holdings Preferred Equity” means $32,500,000 of new 12.25% cash pay preferred equity interests issued to certain of the Permitted Holders.

“Honor Date” has the meaning set forth in Section 2.03(c).

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements delivered under or referred to herein.

“Immaterial Subsidiary” means any Restricted Subsidiary (a) that did not, as of the last day of the then most recently ended Applicable Period, have total assets with a value in excess of 5.0% of the consolidated total assets of Holdings and its Restricted Subsidiaries as of such date or revenues in excess of 5.0% of the consolidated revenues of Holdings and its Restricted Subsidiaries for the then most recently ended Applicable Period and (b) that taken together with all Immaterial Subsidiaries as of the last day of the the then most recently ended Applicable Period, did not have total assets with a value in excess of 10.0% of the consolidated total assets of Holdings and its Restricted Subsidiaries as of such date or revenues in excess of 10.0% of the consolidated revenues of Holdings and its Restricted Subsidiaries for the then most recently ended Applicable Period.

“Incremental Cap” means an unlimited amount, so long as the Consolidated Total Net Leverage Ratio after giving effect to the incurrence of such Incremental Facility Loans (assuming that the full amount of the Incremental Facility Loans shall have been funded on such date), computed on a Pro Forma Basis, would not exceed 3.80:1.00 as of the last day of the most recently ended Applicable Period.

“Incremental Facility Amendment” has the meaning specified in Section 2.16.

“Incremental Facility Loans” has the meaning specified in Section 2.16.

“Incremental Request” has the meaning specified in Section 2.16.

“Incremental Revolving Commitments” has the meaning specified in Section 2.16.

“Incremental Revolving Loans” has the meaning specified in Section 2.16.

“Incremental Term Facility” has the meaning specified in Section 2.16.

“Incremental Term Loans” has the meaning specified in Section 2.16.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)          all obligations for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount of all direct or contingent obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)          the Swap Termination Value of any Swap Contract;

(d)          all obligations to pay the deferred purchase price of property or services (other than (i) Earn Out Obligations and (ii) trade accounts payable in the ordinary course of business);

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all Attributable Indebtedness;

(g)          all obligations to purchase, redeem, retire, defease or otherwise make any payment prior to the Maturity Date in respect of any Equity Interests or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)          all Guarantees of such Person in respect of any of the foregoing; and

(i)          all Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Loan Notice, or upon consent of all of the Lenders under the applicable facility, such other period that is twelve months or less (in each case, subject to availability); provided that:

(a)          any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)          any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)          no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IPO Listco” means an entity that (a) is organized under the laws of the United States or a State thereof, (b) owns, directly or indirectly, Equity Interests of Holdings and (c) is formed in contemplation of an initial public offering to become the entity that issues common Equity Interests in a Qualifying IPO that is structured as an “up-C” Qualifying IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of the IPO Listco.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Loan Party or any Restricted Subsidiary or in favor of the L/C Issuer and relating to such Letter of Credit.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 6.12 executed and delivered by a Restricted Subsidiary in accordance with the provisions of Section 6.12 or any other documents as the Administrative Agent shall deem appropriate for such purpose.

“Joint Fee Letter” means the letter agreement, dated May 24, 2018, among the Borrower, MLPFS and SunTrust Robinson Humphrey, Inc.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America, in its capacity as issuer of Letters of Credit hereunder, (b) Regions Bank, in its capacity as issuer of Letters of Credit hereunder, (c) Citizens Bank of Pennsylvania, solely in its capacity as issuer of the Existing Letters of Credit issued (or deemed issued) by Citizens Bank of Pennsylvania on the Closing Date, (d) each other Lender reasonably acceptable to the Borrower and the Administrative Agent that agrees to issue Letters of Credit hereunder and (e) in each case, any successor issuer of Letters of Credit hereunder. The term “L/C Issuer” when used with respect to a Letter of Credit or the L/C Obligations relating to a Letter of Credit shall refer to the L/C Issuer that issued such Letter of Credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Action” has the meaning set forth in Section 1.06.

“LCA Election” has the meaning set forth in Section 1.06.

“LCA Test Date” has the meaning set forth in Section 1.06.

“Lenders” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, unless the context requires otherwise, includes the Swing Line Lender.

“Lending Office” means, as to the Administrative Agent, the L/C Issuer or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such affiliate.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Report” means a certificate substantially in the form of Exhibit 2.03 of any other form approved by the Administrative Agent.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of “Eurodollar Rate.”

“LIBOR Screen Rate” has the meaning specified in the definition of “Eurodollar Rate.”

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition or any Investment permitted under Section 7.02(c), Section 7.02(h), Section 7.02(m) or Section 7.02(n) (for purposes of completing an acquisition or similar investment) by Holdings or one or more of its Restricted Subsidiaries permitted pursuant to this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third-party financing and which is designated as a Limited Condition Acquisition by the Borrower in writing to the Administrative Agent.

“Liquidity” means, on any date of determination, the sum of (a) the sum of the Aggregate Revolving Commitments minus the Total Revolving Outstandings and (b) Qualified Cash.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or a Term Loan, and shall include, as the context requires, any Incremental Facility Loan, any Refinancing Term Loan and/or any Refinancing Revolving Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Joinder Agreement, the Collateral Documents, any Acceptable Intercreditor Agreement contemplated or requested hereunder and entered into by the Administrative Agent, each Additional Agreement and the Fee Letters (but specifically excluding Secured Hedge Agreements and any Secured Cash Management Agreements).

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or the Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Management Agreements” means (i) that certain Professional Services Agreement, dated as of December 15, 2017, by and among, the Sponsor and Janus Holdco LLC, (ii) that certain Professional Services Agreement, dated as of August 14, 2018, by and among, the Sponsor and Comprehensive Health Services, LLC, (iii) that certain Professional Services Agreement, dated as of August 14, 2018, by and among, the Sponsor and Gladiator PTC, Corp. and (iv) that certain Professional Services Agreement, dated as of August 14, 2018, by and among, the Sponsor and Sallyport Logistics & Security LLC, in each case, together with all schedules and exhibits and all amendments or modifications thereto, to the extent not prohibited by this Agreement.

“Management Expenses” means amounts payable by Holdings and its Restricted Subsidiaries to the Sponsor to reimburse the Sponsor for out-of-pocket costs and expenses pursuant to the Management Agreements as in effect on the Closing Date.

“Management Fees” means amounts payable by Holdings and its Restricted Subsidiaries to the Sponsor pursuant to the Management Agreements as in effect on the Closing Date.

“Margin Stock” has the meaning given to such term in Regulation U.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of Holdings and its Restricted Subsidiaries, taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any ender under the Loan Documents (taken as a whole), or of the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties (taken as a whole) of the Loan Documents (taken as a whole).

“Material Government Contract” means any Government Contract pursuant to which Holdings or any of its Restricted Subsidiaries, or any of their respective assets, are bound pursuant to which any Loan Party is likely to receive an amount in excess of $10,000,000 over the course of any twelve month period.

“Maturity Date” means August 14, 2023; provided, however, that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Michael Baker Credit Agreements” means (a) that certain Term Loan Credit Agreement, dated as of November 21, 2017 (as amended, restated or modified from time to time), by and among, inter alios, Michael Baker International, LLC, a Delaware limited liability company, as borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Jefferies Finance LLC, as administrative agent and (b) that certain ABL Credit Agreement, dated as of November 21, 2017 (as amended, restated or modified from time to time), by and among, inter alios, Michael Baker

International, LLC, a Delaware limited liability company, as administrative borrower, the guarantors form time to time party thereto, the lenders from time to time party thereto and Citizens Bank of Pennsylvania, as administrative agent.

“Michael Baker Indebtedness” means Indebtedness outstanding under the Michael Baker Credit Agreements.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during any period when a Lender constitutes a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time, (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.14(a)(i), (a)(ii) or (a)(iii), an amount equal to 103% of the Outstanding Amount of all L/C Obligations, and (c) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their reasonable discretion.

“Minimum Extension Condition” has the meaning specified in Section 11.01(ii).

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Administrative Agent, for the benefit of the holders of the Obligations, a security interest in the fee interests of any Loan Party in any real property.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by any Loan Party or any Restricted Subsidiary in respect of any Disposition, Debt Issuance, Recovery Event or issuance of Equity Interests, net of (a) direct costs incurred or estimated costs for which reserves are maintained, in connection therewith (including legal, accounting and investment banking fees and expenses, sales commissions, and underwriting discounts), (b) taxes paid or payable as a result thereof (including estimated taxes and sales, use of other transactional taxes and any net marginal increase in income taxes), (c) in the case of any Disposition or any Recovery Event, (i) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related property and (ii) the amount of cash reserves established by Holdings or any of its Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, that are directly attributable to such event and (d) in the case of any Qualifying IPO, the amount used to redeem the Holdings Preferred Equity; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by any Loan Party or any Restricted Subsidiary in any Disposition, Debt Issuance, Recovery Event or issuance of Equity Interests.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01 and (b) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Loan Party” means any Restricted Subsidiary of Holdings that is not a Loan Party.

“Not Otherwise Applied” means, with reference to any Net Cash Proceeds of any cash capital contributions or Net Cash Proceeds from the sale or issuance of any Equity Interests that is proposed to be applied to a particular use or transaction, that such amount was not previously applied or is not simultaneously being applied, to any other use, payment or transaction other than such particular use, payment or transaction.

“Note” has the meaning specified in Section 2.11(a).

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit 2.05 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (i) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (ii) all obligations of any Loan Party or any Restricted Subsidiary owing to a Cash Management Bank or a Hedge Bank in respect of Secured Cash Management Agreements or Secured Hedge Agreements, in each case identified in clauses (i) and (ii) whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of any Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization (or equivalent or comparable documents with respect to any non- U.S. jurisdiction) and (d) with respect to any Foreign Subsidiary, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization (or equivalent or comparable documents with respect to any non-U.S. jurisdiction).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Internal Revenue Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Internal Revenue Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Internal Revenue Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is maintained or is contributed to by any Loan Party and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means an Investment consisting of an Acquisition by the Borrower or any Subsidiary; provided that (a) subject to Section 1.06, no Default shall have occurred and be continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as Holdings and its Restricted Subsidiaries were engaged in on the Closing Date (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition and (d) Holdings shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such Acquisition on a Pro Forma Basis, the Borrower would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of the Applicable Period.

“Permitted Closing Date Distribution” means a cash dividend or other cash distribution on the Closing Date by Holdings in an aggregate amount not to exceed $60,000,000.

“Permitted Holders” means (a) the Sponsor and (b) all Controlled Investment Affiliates of the Sponsor.

“Permitted Liens” means, at any time, Liens in respect of property of any Loan Party or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Permitted Parent Payments” means, after the consummation of a Qualifying IPO, payments and distributions, or the making of loans, by Holdings to the Relevant Parent Entity, in amounts required for such Relevant Parent Entity to pay:

(a)          costs and expenses relating to the formation and continuity of existence and operation of such Relevant Parent Entity, including taxes, fees and assessments associated therewith;

(b)          customary salary, bonus and other benefits payable to officers, employees and directors of such Relevant Parent Entity to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of Holdings and its Subsidiaries;

(c)          general operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of such Relevant Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of Holdings and its Subsidiaries;

(d)          costs and expenses relating to any public offering and registration, or private offering, of securities by such Relevant Parent Entity and all statements, reports, fees and expenses incidental thereto;

(e)          costs and expenses associated with the preparation and filing of any periodic or other reports and communications by such Relevant Parent Entity under U.S. federal, state or local laws or regulations, including filings with the SEC;

(f)          costs and expenses associated with compliance by such Relevant Parent Entity with laws, rules and regulations promulgated by any regulatory body attributable to the ownership or operation of Holdings and its Subsidiaries; and

(g)          costs and expenses associated with any 401(k) plan, incentive plan, bonus plan or other plan providing for compensation for the employees of Holdings and its Subsidiaries;

provided, that, Permitted Parent Payments shall only be permitted so long as the only material property held by the Relevant Parent Entity is cash and Cash Equivalents, rights under any Tax Receivables Agreement and the Equity Interests of Holdings (or any parent entity of Holdings).

“Permitted Refinancing” means any extension, renewal or replacement of any existing Indebtedness so long as any such renewal, refinancing and extension of such Indebtedness (a) has market terms and conditions, (b) has an average life to maturity that is greater than that of the Indebtedness being extended, renewed or refinanced, (c) does not include an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (d) remains subordinated in right of payment or Lien priority, to the extent that the Indebtedness being refinanced or extended was subordinated to the prior payment of the Obligations or the Liens securing the Indebtedness being refinanced or extended was subordinated in right of Lien priority to the Liens securing the Obligations, (e) does not exceed in a principal amount the Indebtedness being renewed, extended or refinanced plus accrued and unpaid interest and fees, any premiums and reasonable fees, costs and expenses incurred in connection therewith, and (f) is not incurred, created or assumed if any Event of Default has occurred and continues to exist or would result therefrom.

“Permitted Tax Distributions” means, with respect to each calendar quarter, (a) so long as Holdings and Borrower are each treated as a partnership or a disregarded entity for U.S. federal, state and/or local income tax purposes and Holdings is not wholly owned by a member of a Tax Group, defined below, distributions by Holdings to holders of membership or other ownership interests of Holdings in an amount equal to Tax distributions required to be made pursuant to the Amended and Restated Limited Liability Company Agreement of Holdings as in effect on the Closing Date, which for clarity, are understood to be calculated without regard to any adjustments under Section 743 of the Internal Revenue Code and (b) so long as Holdings is a member of or is wholly owned by a member of a consolidated, combined or similar income tax group of which a parent of Holdings is the common parent (a “Tax Group”), distributions by Holdings to pay federal, foreign, state and local income Taxes of such Tax Group that are attributable to the taxable income of Holdings and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that Holdings and its Subsidiaries would have been required to pay as a stand-alone income tax group.

“Permitted Transfers” means (a) Dispositions of inventory or property, goods held for sale and other assets and licenses of intellectual property, in each case, in the ordinary course of business; (b) Dispositions of property to Holdings or any Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party then the transferee thereof must be a Loan Party; (c) Dispositions of accounts receivable in connection with the collection or compromise thereof; (d) Dispositions of obsolete, damaged, worn-out or surplus machinery and equipment or property no longer used or useful in the conduct of business of the Loan Parties and their Restricted Subsidiaries; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of Holdings and its Restricted Subsidiaries; and (f) the sale or disposition of Cash Equivalents in the ordinary course of business.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (excluding a Pension Plan and a Multiemployer Plan), maintained for employees of any Loan Party.

“Platform” has the meaning specified in Section 6.02.

“Prepayment Percentage” means (i) for any fiscal year for which the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is greater than 3.00:1.00, 50%, (ii) for any fiscal year for which the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 3:00:1.00 but greater than 2.00:1.00, 25%, and (iii) for any fiscal year for which the Consolidated Total Net Leverage Ratio as of the last day of such fiscal year is equal to or less than 2:00:1.00, 0%.

“Pro Forma Basis” means, with respect to any transaction, that for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, the Consolidated Total Net Leverage Ratio or any other financial test or ratio hereunder (including the financial covenants set forth in Section 7.11), such transaction (including the incurrence of any Indebtedness therewith) shall be deemed to have occurred as of the first day of the recomputed as of the end of the Applicable Period. In connection with the foregoing, (a) with respect to any Disposition or Recovery Event, (i) income statement and cash flow statement items (whether positive or negative) attributable to the property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period, (b) with respect to any Acquisition, (i) income statement and cash flow statement items attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement and cash flow statement items for Holdings and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Restricted Subsidiary (including the Person or property acquired) in connection with such transaction and any Indebtedness of the Person or property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination and (c) with respect to any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 recomputed as of the end of the Applicable Period after giving effect to the applicable transaction on a Pro Forma Basis.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Cash” means, as of any date of determination, the amount of (a) unrestricted cash and Cash Equivalents of the Loan Parties and (b) cash and Cash Equivalents restricted in favor of the Administrative Agent on behalf of the Lenders as of such date, in each case, to the extent (i) included in the cash accounts that would be listed on the consolidated balance sheet of Holdings prepared in accordance with GAAP to the extent such cash is not classified as “restricted” for financial statement purposes (unless so classified solely for the reasons set forth in clause (b) above) and (ii) not subject to a Lien (other than Liens of the type described in Sections 7.01(a), (c), (m) and (n)).

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interest” of any Person means any Equity Interest of such Person that is not a Disqualified Equity Interest.

“Qualifying Equity Issuance” means (i) any equity issuance by Holdings or any Relevant Parent Entity, the Net Cash Proceeds of which are contributed to the common equity of the Borrower and (ii) after a Qualifying IPO of the Borrower, any equity issuance (other than Disqualified Equity Interests) by the Borrower.

“Qualifying IPO” means an underwritten public offering by the Borrower, Holdings, New Holdings (if applicable), any parent of Holdings or IPO Listco of its common Equity Interests (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933.

“Real Property Security Documents” means with respect to the fee interest of any Loan Party in any real property:

(a)          a fully executed and notarized Mortgage encumbering the fee interest of such Loan Party in such real property;

(b)          if requested by the Administrative Agent in its reasonable discretion, maps or plats of an as-built survey of the sites of such real property certified to the Administrative Agent and the title insurance company issuing the policies referred to in clause (c) of this definition in a manner satisfactory to each of the Administrative Agent and such title insurance company, dated a date satisfactory to each of the Administrative Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy;

(c)          ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Administrative Agent with respect to such real property, assuring the Administrative Agent that the Mortgage covering such real property creates a valid and enforceable first priority mortgage lien on such real property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent and shall include such endorsements as are reasonably requested by the Administrative Agent;

(d)          (i) a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such real property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by each Loan Party relating thereto) and (ii) if such real property is a Flood Hazard Property, (A) notices to (and confirmations of receipt by) such Loan Party as to the existence of a special flood hazard and, if applicable, the unavailability of flood hazard insurance under the National Flood Insurance Program and (B) evidence of applicable flood insurance, if available, in each case in such form, on such terms and in such amounts as required by the Flood Laws or as otherwise required by the Administrative Agent;

(e)          if requested by the Administrative Agent in its sole discretion, an opinion of legal counsel to the Loan Party granting the Mortgage on such real property, addressed to the Administrative Agent and each Lender, in form and substance reasonably acceptable to the Administrative Agent.

“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of any Loan Party or any Restricted Subsidiary.

“Refinancing Amendment” means an amendment to this Agreement (which may be in the form of an amendment and restatement of this Agreement) providing for any Refinancing Term Loans, Refinancing Revolving Loans and/or Refinancing Revolving Commitments pursuant to Section 2.17, which shall be consistent with the applicable provisions of this Agreement and otherwise reasonably satisfactory to the Borrower and the Administrative Agent. Each Refinancing Amendment shall be executed by the Borrower, the Administrative Agent, the other Loan Parties and the other parties specified in Section 2.17 (but not any other Lender).

“Refinanced Revolving Commitments” has the meaning assigned to such term in Section 2.17.

“Refinanced Revolving Loans” has the meaning assigned to such term in Section 2.17.

“Refinanced Term Loans” has the meaning assigned to such term in Section 2.17.

“Refinancing Revolving Commitments” means one or more new Classes of Revolving Commitments that result from a Refinancing Amendment in accordance with Section 2.17.

“Refinancing Revolving Loans” means one or more new Classes of Revolving Loans that result from a Refinancing Amendment in accordance with Section 2.17.

“Refinancing Term Loans” means one or more new Classes of Term Loans that result from a Refinancing Amendment in accordance with Section 2.17.

“Register” has the meaning specified in Section 11.06(c).

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Federal Reserve Board, and any successor regulations.

“Related Indemnified Parties” means, with respect to any Indemnified Person, (a) any Affiliate of such Person, (b) the respective directors, officers or employees of such Person or any of its Affiliates and (c) the respective agents of such Person or any of its Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Person or Affiliate; provided that each such reference to Affiliate, director, officer or employee shall refer to an Affiliate, director, officer or employee involved in the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Parent Entity” means (a) after a Qualifying IPO of the Borrower, the Borrower and (b) after a Qualifying IPO of Holdings, any parent of Holdings or IPO Listco, the Person party to such Qualifying IPO.

“Relevant Quarter” has the meaning specified in Section 8.04.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders; provided, however, that Required Lenders shall require at least two unaffiliated Lenders so long as there are at least two unaffiliated Lenders that are not Defaulting Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06.

“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president, treasurer, assistant treasurer, chief operating officer, principal accounting officer, controller or any other executive officers of a Loan Party, and, solely for purposes of the delivery of incumbency certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests of any Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interests or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Restricted Subsidiary” means, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise specified, “Restricted Subsidiary” means any Restricted Subsidiary of Holdings.

“Revaluation Date” means, with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (a) each date of issuance thereof, (b) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (c) each date of any payment by the L/C Issuer under any such Letter of Credit, (d) one date per month selected by the L/C Issuer in accordance with its customary practices and (e) if an Event of Default has occurred and is continuing, such additional dates as the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto, as applicable as such amount may be adjusted from time to time in accordance with this Agreement. Revolving Commitments shall include any Incremental Revolving Commitment.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“RGA Subordinated Loan Agreement” means the Senior Subordinated Notes Purchase Agreement dated as of the Closing Date among the Borrower and the RGA Subordinated Noteholders.

“RGA Subordinated Notes” means the senior unsecured subordinated notes issued pursuant to the RGA Subordinated Loan Agreement.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to any Person, any arrangement, directly or indirectly, whereby such Person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanction(s)” means any sanction administered or enforced by the government of the United States, including OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“Scheduled Unavailability Date” has the meaning specified in Section 3.07.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any Restricted Subsidiary and any Cash Management Bank with respect to such Cash Management Agreement. For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party or any Restricted Subsidiary and any Hedge Bank with respect to such Swap Contract. For the avoidance of doubt, a holder of Obligations in respect of Secured Hedge Agreements shall be subject to the last paragraph of Section 8.03 and Section 9.11.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit 1.01.

“Securitization Transaction” means, with respect to any Person, any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which such Person or any Subsidiary of such Person may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of such Person.

“Security Agreement” means the security and pledge agreement, dated as of the Closing Date, executed in favor of the Administrative Agent for the benefit of the holders of the Obligations by each of the Loan Parties.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital, (c) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person and (d) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Loan Party” has the meaning specified in Section 10.08.

“Specified Representations” means the representations and warranties made in Sections 5.01(a) (solely as to valid existence of the Borrower and the Guarantors) and (b)(ii) (as it relates to a Loan Party), Section 5.02(a), Section 5.02(b)(i) and Section 5.02(b)(iii) (in each case, as it pertains to the execution, delivery and performance of the Loan Documents, and the granting of guarantees and security interests in respect thereof), Section 5.04, Section 5.14(a) (as it pertains to the use of proceeds of the Loans), Section 5.14(b), Section 5.18 (after giving effect to the Transactions), Section 5.19 (but subject to the last paragraph of Section 4.01), Section 5.21 (as it pertains to OFAC and other Sanctions administered or enforced by the government of the United States) and Section 5.22.

“Sponsor” means DC Capital Partners L.L.C.

“Spot Rate” for a currency means the rate determined by the L/C Issuer to be the rate quoted by the L/C Issuer as the spot rate for the purchase by the L/C Issuer of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the

L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subject Transaction” means, with respect to any Applicable Period, (a) the Transactions, (b) any Permitted Acquisition or the making of other Investments not prohibited by this Agreement, (c) any Disposition of all or substantially all of the assets or stock of a Subsidiary (or any business unit, line of business or division of the Borrower or a Restricted Subsidiary) not prohibited by this Agreement, (d) the implementation of any Cost Saving Initiative, (f) the making of any Restricted Payment not prohibited by this Agreement, (g) any incurrence or repayment, retirement, redemption, satisfaction and discharge or defeasance of Indebtedness (excluding the Revolving Loans and Indebtedness incurred for working capital purposes) not prohibited by this Agreement or (h) any other event that by the terms of the Loan Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means any Indebtedness of Holdings or any Restricted Subsidiary which by its terms is subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap

Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor Swing Line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit 2.04 or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax Receivables Agreement” means any customary tax receivables agreement entered into in connection with an “up-C” Qualifying IPO and any transactions related thereto.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning specified in Section 2.01(b) and includes any Incremental Term Loan increasing such initial Term Loans, and includes, as the context may require, other Incremental Term Loans and Refinancing Term Loans.

“Term Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Loan Commitments of all of the Lenders as in effect on the Closing Date is $380,000,000.

“Threshold Amount” means $10,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender (other than Swing Line Loans) at such time and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transactions” means, collectively, (i) the issuance of the Holdings Preferred Equity, (ii) the consummation of the Closing Date Refinancing, (iii) the making of the Permitted Closing Date Distribution, (iv) the repayment of a portion of the Michael Baker Indebtedness and the release of Sallyport Logistics & Security LLC and its subsidiaries from such Indebtedness, (v) the making of the Credit Extensions on the Closing Date and (vi) the payment of the fees, premiums, expenses and other transaction costs in connection with each of the foregoing transactions and all related transactions.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unaudited Financial Statements” means (a) the unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows of Janus HoldCo LLC and its subsidiaries for the fiscal quarter ended on March 31, 2018, (b) unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows of Comprehensive Health Services, LLC and its subsidiaries for the fiscal quarter ended on March 31, 2018, (c) unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows of Project Time & Cost Holdings, Inc. and its subsidiaries for the fiscal quarter ended on March 31, 2018 and (d) unaudited consolidated balance sheet and related statements of income, changes in equity and cash flows of Michael Baker International, LLC and its subsidiaries for the fiscal quarter ended on March 31, 2018.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiaries” means any Subsidiary of Holdings designated by the Borrower as an Unrestricted Subsidiary on the Closing Date or after the Closing Date pursuant to Section 6.16. As of the Closing Date, there are no Unrestricted Subsidiaries.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons (whether directors, managers, trustees, or other persons) performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (and/or portion thereof) obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Working Capital Purchase Price Adjustment” means the payment by Holdings to Michael Baker International, LLC pursuant to the Closing Date Reorganization Documents in an aggregate amount not to exceed $10,000,000.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02	Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document or Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Preliminary Statements of and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Types of Borrowings

Borrowings and Loans hereunder are distinguished by “Class” (e.g., a Term Loan, Revolving Loan, Incremental Term Loan, Incremental Revolving Loan and Refinancing Term Loan) and Type. Borrowings and Loans may (but need not) be identified both by Class and Type (e.g., a “Base Rate Term Loan” is a loan that bears interest at the Base Rate and is a Term Loan).

1.04	Accounting Terms.

(a)          Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Loan Parties and their Restricted Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)          Changes in GAAP. If at any time any change in GAAP (including the adoption of IFRS) would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Holdings or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Loan Parties shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Holdings shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(c)          Calculations.

(i)          Notwithstanding anything to the contrary in this Agreement, all financial ratios and tests (including the Consolidated Total Net Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio) contained in this Agreement that are calculated with respect to any Applicable Period during which any Subject Transaction occurs, in each case, shall be calculated with respect to such Applicable Period and such Subject Transaction on a Pro Forma Basis and subject to clause (ii) below; and

(ii)          If since the beginning of any such Applicable Period and on or prior to the date of any required calculation of any financial ratio or test any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Applicable Period as if such Subject Transaction had occurred at the beginning of the Applicable Period; provided that notwithstanding anything to the contrary in this clause (ii), when calculating the applicable ratio for purposes of (a) the definition of “Applicable Rate” and (b) the financial covenants in

Section 7.11 (other than for the purpose of determining pro forma compliance with such financial covenants), the Subject Transactions that occurred subsequent to the end of the Applicable Period shall not be given pro forma effect.

1.05	Rounding.

Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.06	Times of Day; Rates.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any comparable or successor rate thereto.

1.07	Limited Condition Acquisitions.

(a)          In connection with the incurrence of any Indebtedness or Liens or the making of any Investments, in each case, in connection with a Limited Condition Acquisition (any of the foregoing, an “LCA Action” and collectively, the “LCA Actions”), for purposes of determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result from any such LCA Action or that the representations and warranties shall be true and correct (or true and correct in all material respects), as applicable, such condition shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), be deemed satisfied, so long as no Default or Event of Default exists and the representations and warranties are true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, in all respects) on the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) and no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and is continuing on the effective date of such LCA Action. For the avoidance of doubt, if the Borrower has exercised the LCA Election, and any Default or Event of Default occurs (including as a result of the representations and warranties not being true and correct) following the LCA Test Date and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(b)          In connection with any LCA Action, for purposes of:

(i)          determining compliance with any provision of this Agreement which requires the calculation of any financial ratios (including the financial covenants set forth in Section 7.11); or

(ii)          testing baskets set forth in this Agreement;

in each case, upon the LCA Election, the date of determination of whether any such action is permitted hereunder, shall be the LCA Test Date, and if, after giving effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) on a Pro Forma Basis as if they had occurred at the beginning of the most recent four consecutive fiscal quarters ending prior to the LCA Test Date for which consolidated financial statements of Holdings are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of any Indebtedness or Liens or the making of any Investments, Restricted Payments, prepayments of Indebtedness, Dispositions or fundamental changes, in each case on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.08	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalents of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.09	Exchange Rates; Currency Equivalents.

(a)          The L/C Issuer shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the L/C Issuer.

(b)          Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Revolving Loans and Term Loan.

(a)          Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Borrowing.

(b)          Term Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term Loan Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurodollar Rate Loans, or a combination thereof, as further provided herein; provided, however, all Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a Funding Indemnity Letter not less than three (3) Business Days prior to the date of such Borrowing.

2.02	Borrowings, Conversions and Continuations of Loans.

(a)          Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of, Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal thereof then outstanding). Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, in connection with any conversion or continuation of the Term Loan, if less, the entire principal thereof then outstanding). Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)          Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to a Borrowing of Revolving Loans is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Borrower as provided above.

(c)          Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan.

(d)          Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

(e)          After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect.

(f)          Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent and such Lender.

(g)          This Section 2.02 shall not apply to Swing Line Loans.

2.03	Letters of Credit.

(a)          The Letter of Credit Commitment.

(i)          Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03 , (1) from time to time on any Business Day during the period from the Closing Date until the Maturity Date, to issue Letters of Credit denominated in Dollars or one of more Alternative Currencies for the account of the Borrower or any of its Restricted Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Restricted Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)          The L/C Issuer shall not issue any Letter of Credit if:

(A)          subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Lenders (other than Defaulting Lenders) holding a majority of the Revolving Credit Exposure have approved such expiry date; provided that, subject to Section 2.03(b)(iii), any L/C Issuer may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed twelve months each, unless such L/C Issuer elects not to extend to any such additional period; or

(B)          the expiry date of such requested Letter of Credit would occur after the date that is twelve months after the Maturity Date, unless all the Lenders that have Revolving Commitments have approved such expiry date.

(iii)          The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)          any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)          the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)          except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $25,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit;

(D)          such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)          the L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency (if the requested currency is other than Dollars);

(F)          any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.15(b)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; and/or

(G)          such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv)          The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)          The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)          The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)          Procedures for Issuance and Amendment of Letters of Credit; Auto Extension Letters of Credit.

(i)          Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by fax transmission, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii)          Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or the applicable Restricted Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the date that is twelve months after the Maturity Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)          If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v)          Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)          Drawings and Reimbursements; Funding of Participations.

(i)          Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to this Section 2.03(c) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)          Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)          With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)          Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)          Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Loan Party, any Restricted Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the applicable conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)          If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)          Repayment of Participations.

(i)          At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii)          If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)          any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)          the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)          any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)          waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of any Loan Party or any waiver by the L/C Issuer which does not in fact materially prejudice any Loan Party;

(v)          honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)          any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)          any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)          any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally; or

(ix)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any Restricted Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)          Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight or time draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, the Lenders holding the Revolving Credit Exposure or the Lenders holding at least a majority of the Revolving Credit Exposure, as applicable; (ii) any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final nonappealable judgment of a court of competent jurisdiction, were caused by the L/C Issuer’s willful misconduct, bad faith or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)          Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)          Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.15, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate then in effect times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, all Letter of Credit Fees shall accrue at the Default Rate (i) upon the request of the Required Lenders while any Event of Default exists and (ii) at any time that Loans are accruing interest at the Default Rate.

(i)          Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit at the rate per annum specified in the Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.

Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other customary processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)          Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k)          Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(l)          L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer shall, in addition to its notification obligations set forth elsewhere in this Section, provide the Administrative Agent a Letter of Credit Report, as set forth below:

(i)          reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);

(ii)          on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;

(iii)          on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)          on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and

(v)          for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.

2.04	Swing Line Loans.

(a)          Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Commitment; provided, however, that (i) after giving effect to any Swing Line Loan, (A) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (B) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (ii) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)          Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)          Refinancing of Swing Line Loans.

(i)          With respect to any Swing Line Loans that have not been prepaid by the Borrower, the Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan that is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender on the day such Revolving Loans are made by the Lenders.

(ii)          If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)          If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)          Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)          Repayment of Participations.

(i)          At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)          If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)          Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)          Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a)          Voluntary Prepayments of Loans.

(i)          Revolving Loans and Term Loan. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 12:00 noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of the Term Loan shall be applied in a manner directed by the Borrower (and, in the case of no direction, applied in direct order of maturity). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.15, each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Applicable Percentages.

(ii)          Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed by the Swing Line Lender, (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Swing Line Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)          Mandatory Prepayments of Loans.

(i)          Revolving Commitments. If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(ii)          Dispositions and Recovery Events. The Borrower shall promptly prepay the Obligations as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by any Loan Party or any Restricted Subsidiary from all Dispositions pursuant to Section 7.05(b) and/or Section 7.05(h) and Recovery Events to the extent such Net Cash Proceeds (A) exceed $2,500,000 in the aggregate in any fiscal year and (B) are not reinvested in assets (excluding current assets as classified by GAAP) that are used or useful in the business of the Borrower and its Restricted

Subsidiaries within 365 days (or 545 days provided such Net Cash Proceeds are committed to be reinvested pursuant to a binding contract within 365 days) of such Disposition or Recovery Event (it being understood that, in each case, such prepayment shall be due promptly upon the expiration of such reinvestment period to the extent not reinvested).

(iii)          Consolidated Excess Cash Flow. Within 125 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2019, the Borrower shall prepay the Obligations as hereafter provided in an aggregate amount equal to the difference (to the extent positive) of (A) the Prepayment Percentage of Consolidated Excess Cash Flow minus (B) the aggregate amount of all voluntary prepayments of the Term Loans and voluntary prepayments of Revolving Loans (to the extent accompanied by a permanent reduction in the Aggregate Revolving Commitments) made (i) during such fiscal year (other than any voluntary prepayments made during the first 120 days of such fiscal year to the extent such voluntary prepayments were applied to reduce the Consolidated Excess Cash Flow prepayment for the prior fiscal year) or (ii) during the first 120 days following the end of such fiscal year for which such Consolidated Excess Cash Flow is being calculated that are, upon the written election of the Borrower, applied to reduce the Consolidated Excess Cash Flow payment required under this Section 2.05(b)(iii), in each case, except to the extent such Indebtedness is prepaid with proceeds of long term Indebtedness (other than Revolving Loans) or the proceeds of any issuance of Equity Interests of Holdings.

(iv)          Debt Issuances. Immediately upon receipt by any Loan Party or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrower shall prepay the Obligations as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(v)          Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:

(A)          with respect to all amounts prepaid pursuant to Section 2.05(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations; and

(B)          with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii), (iii) and (iv), first to the Term Loans (in direct order to the next four scheduled principal amortization payments set forth in Section 2.07(c) and thereafter ratably to the remaining scheduled principal amortization payments set forth in Section 2.07(c)) and second, to the outstanding Revolving Loans (without a reduction of the commitments thereunder).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(c)          Repatriation. Notwithstanding any provision under this Section 2.05 to the contrary, (i) any amounts that would otherwise be required to be paid by the Borrower pursuant to Section 2.05(b)(ii) or Section 2.05(b)(iii) above shall not be required to be so prepaid to the extent any such Excess Cash Flow is generated by a Foreign Subsidiary or such Net Cash Proceeds are received by a Foreign Subsidiary, for so long as the repatriation to the United States of any such amounts would be prohibited under any requirement of Law or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of criminal liability for any officer, director, employee, manager or member of management of such Foreign Subsidiary, and once such repatriation, unless the provisions of clause (ii) below are applicable, of any such affected Net Cash Proceeds or Excess Cash Flow is not prohibited under the applicable requirement of Law and, to the extent applicable, would not conflict with the fiduciary duties of such director, or result in, or could reasonably be expected to result in, a material risk of criminal liability for the Persons described above, such repatriation will be promptly effected and such repatriation of Net Cash Proceeds or Excess Cash Flow, as applicable, will be promptly (and in any event not later than ten (10) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 2.05 to the extent provided herein (without regard to this clause (c)); and (ii) if the repatriation by the applicable Foreign Subsidiary to the United States of any amount required to mandatorily prepay the Loans pursuant to Section 2.05(b)(ii) or Section 2.05(b)(iii) above would result in material adverse tax consequences to the Borrower (including pursuant to any tax sharing arrangements or any Tax Distribution) or its Restricted Subsidiaries, taking into account any foreign tax credits or benefits actually realized in connection with such repatriation, (such amount, a “Restricted Amount”), as reasonably determined by the Borrower in good faith in consultation with the Administrative Agent, then the amount the Borrower shall be required to mandatorily prepay pursuant to Section 2.05(b)(ii) or Section 2.05(b)(iii) above, as applicable, shall be reduced by the Restricted Amount until such time as it may repatriate to the United States such Restricted Amount without incurring such material adverse tax liability; provided that to the extent that the repatriation of any Net Cash Proceeds or Excess Cash Flow from such Foreign Subsidiary would no longer have a material adverse tax consequence, an amount equal to the Net Cash Proceeds or Excess Cash Flow, as applicable, not previously applied pursuant to preceding clause (i), shall be promptly applied to the repayment of the Loans pursuant to Section 2.05 as otherwise required above (without regard to this clause (c)).

2.06	Optional Termination or Reduction of Aggregate Revolving Commitments.

The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Aggregate Revolving Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (iv) the Borrower shall not terminate or reduce the Letter of Credit Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit, (v) the Borrower shall not terminate or reduce the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit and (vi) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the

Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07	Repayment of Loans.

(a)          Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.

(b)          Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Swing Line Loan is made and (ii) the Maturity Date.

(c)          Term Loan. The Borrower shall repay the outstanding principal amount of the Term Loan in installments on the dates and in the amounts set forth in the table below (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.05, and increases with respect to any increase to the Term Loans pursuant to Section 2.16), unless accelerated sooner pursuant to Section 8.02:

Payment Dates	Principal Repayment Installments
December 31, 2018	$4,750,000
March 31, 2019	$4,750,000
June 30, 2019	$4,750,000
September 30, 2019	$4,750,000
December 31, 2019	$4,750,000
March 31, 2020	$4,750,000
June 30, 2020	$4,750,000
September 30, 2020	$4,750,000
December 31, 2020	$7,125,000
March 31, 2021	$7,125,000
June 30, 2021	$7,125,000
September 30, 2021	$7,125,000
December 31, 2021	$9,500,000
March 31, 2022	$9,500,000
June 30, 2022	$9,500,000
September 30, 2022	$9,500,000
December 31, 2022	$9,500,000
March 31, 2023	$9,500,000
Maturity Date	Remaining principal and interest outstanding

provided, however, that (i) if any principal repayment installment to be made by the Borrower (other than principal repayment installments on Eurodollar Rate Loans) shall come due on a day other than a Business Day, such principal repayment installment shall be due on the next succeeding Business

Day, and such extension of time shall be reflected in computing interest or fees, as the case may be and (ii) if any principal repayment installment to be made by the Borrower on a Eurodollar Rate Loan shall come due on a day other than a Business Day, such principal repayment installment shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such principal repayment installment into another calendar month, in which event such principal repayment installment shall be due on the immediately preceding Business Day.

2.08	Interest.

(a)          Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Rate. To the extent that any calculation of interest or any fee required to be paid under this Agreement shall be based on (or result in) a calculation that is less than zero, such calculation shall be deemed zero for purposes of this Agreement.

(b)          (i)           If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)          If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)          Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09	Fees.

In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)          Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.15.

For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)          Other Fees.

(i)          The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)          The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10	Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate.

(a)          All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b)          If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Administrative Agent determines that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on (and in any event, within three Business Days after) demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under this Agreement to the payment of any Obligations hereunder at the Default Rate or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Commitments and the repayment of all other Obligations hereunder.

2.11	Evidence of Debt.

(a)          The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit 2.11 (a “Note”). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)          In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12	Payments Generally; Administrative Agent’s Clawback.

(a)          General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to Section 2.07(b) and as otherwise specifically provided for in this Agreement, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)          (i)           Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the

Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)          Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)          Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)          Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e)          Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13	Sharing of Payments by Lenders.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i)          if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)          the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.14, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Loan Party or any Restricted Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Cash Collateral.

(a)          Certain Credit Support Events. If (i) the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C

Borrowing, (ii) as of the Maturity Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.05 or 8.02(c) or (iv) there shall exist a Defaulting Lender, the Borrower shall promptly (in the case of clause (iii) above) or within three Business Days (in all other cases) following any request by the Administrative Agent or the L/C Issuer provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.15(b) and any Cash Collateral provided by the Defaulting Lender).

(b)          Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as cash collateral pursuant hereto (subject to Liens described in the immediately succeeding sentence), and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.14(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided (other than Liens permitted under Section 7.01 (c), (m) or (n)), or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent or the applicable L/C Issuer. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.14 or Sections 2.03, 2.05, 2.15 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)          Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer, in consultation with the Borrower, that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.15	Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.

(ii)          Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.15(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)          No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)          Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)          With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (b) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(b)          Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 11.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(c)          Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (b) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(d)          Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.15(b)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.16	Incremental Facility Loans.

Subject to the terms and conditions set forth herein, the Borrower shall have the right, from time to time and upon at least five Business Days’ prior written notice to the Administrative Agent (an “Incremental Request”), to request to incur additional term loans under a then existing tranche and/or add one or more additional tranches of term loans (“Other Term Loans” and, together with any additional term loans under a then existing tranche incurred pursuant to this Section 2.16, the “Incremental Term Loans”; and any credit facility for providing for any Incremental Term Loans being referred to as an “Incremental Term Facility”) and/or increase the Aggregate Revolving Commitments (the “Incremental Revolving Commitments”; and revolving loans made thereunder the “Incremental Revolving Loans”); the Incremental Revolving Loans, together with the Incremental Term Loans are referred to herein as the “Incremental Facility Loans”), subject, however, in any such case, to satisfaction of the following conditions precedent:

(a)          the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans effected pursuant to this Section 2.16 shall not exceed the Incremental Cap;

(b)          on the date on which any Incremental Facility Amendment is to become effective, both immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility Loans (assuming that the full amount of the Incremental Facility Loans shall have been funded on such date) and any related transactions, no Default shall have occurred and be continuing;

(c)          after giving effect to the incurrence of such Incremental Facility Loans (assuming the full amount of the Incremental Facility Loans have been funded) and any related transactions, on a Pro Forma Basis, the Loan Parties shall be in compliance with the financial covenants set forth in Section 7.11;

(d)          the representations and warranties set forth in Article V shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date on which such Incremental Facility Amendment is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date;

(e)          any Incremental Revolving Commitments shall be made on the same terms and provisions (other than upfront fees) as apply to the existing Revolving Commitments, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from the existing revolving credit facility set forth in Section 2.01(a);

(f)          any Incremental Term Loans that constitute additional term loans under a then existing tranche of term loans shall be made on the same terms and provisions (other than upfront fees) as apply to such outstanding term loans, including with respect to maturity date, interest rate and prepayment provisions, and shall not constitute a credit facility separate and apart from such term loans;

(g)          in the case of any Other Term Loans, such Other Term Loans shall: (A) rank pari passu in right of payment priority with the existing Term Loans, (B) (I) rank pari passu or junior in right of security with the existing Term Loans (subject, in the case of Other Term Loans secured on a junior basis, to an Acceptable Intercreditor Agreement) and not be secured by any assets other than the Collateral or (II) be unsecured, (C) not be guaranteed by any Person that is not a Loan Party, (D) have a maturity date that is no earlier than the Maturity Date for the Term Loans, (E) have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Term Loans (it being understood that, subject to the foregoing, the amortization schedule applicable to such Other Term Loans shall be determined by the Borrower and the Lenders of such Other Term Loans) and (F) have pricing as determined by the Borrower and the Lenders of such Other Term Loans; provided that, the terms and documentation relating to such Other Term Loans shall be on either (i) market terms or (ii) terms not materially more onerous, taken as a whole, to the Borrower than the existing Term Loan (except to the extent permitted above with respect to the maturity date, amortization and interest rate and other than terms which are applicable only after the Maturity Date of the Term Loan);

(h)          the Administrative Agent shall have received additional commitments in a corresponding amount of such requested Incremental Facility Loans from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional commitment); and

(i)          the Administrative Agent shall have received customary closing certificates, legal opinions and resolutions of the Loan Parties that it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility Loans and the validity of such Incremental Facility Loans, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

Notwithstanding anything to the contrary in this Section 2.16, in the case of any Incremental Term Facility to be provided in connection with a Limited Condition Acquisition, at the sole option of the Borrower, the conditions in clauses (b), (c) and/or (d) above may be subject to Section 1.06).

Each Incremental Term Facility and any Incremental Revolving Commitments shall be evidenced by an amendment (an “Incremental Facility Amendment”) to this Agreement, giving effect to the modifications permitted by this Section 2.16 (and subject to the limitations set forth in the immediately preceding paragraph), executed by the Loan Parties, the Administrative Agent and each Lender providing a portion of the Incremental Term Facility and/or Incremental Revolving Commitments, as applicable; which such amendment, when so executed, shall amend this Agreement as provided therein. Each Incremental Facility Amendment shall also require such amendments to the Loan Documents, and such other new Loan Documents, as the Administrative Agent reasonably deems necessary or appropriate to effect the modifications and credit extensions permitted by this Section 2.16. Neither any Incremental Facility Amendment, nor any such amendments to the other Loan Documents or such other new Loan Documents, shall be required to be executed or approved by any Lender, other than the Lenders providing such Incremental Term Loans and/or Incremental Revolving Commitments, as applicable, and the Administrative Agent, in order to be effective. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and as such other conditions (if any) as requested by the Lenders under the Incremental Facility established in connection therewith.

2.17	Credit Agreement Refinancing Facilities.

(a)          The Borrower may, upon ten Business Days’ notice to the Administrative Agent (or such lesser notice as agreed to by the Administrative Agent), request (i) Refinancing Term Loans to refinance all or a portion of any existing tranche of Term Loans (the “Refinanced Term Loans”) and/or (ii) Refinancing Revolving Loans (or Refinancing Revolving Commitments) to refinance all or a portion of any existing Class of Revolving Loans (the “Refinanced Revolving Loans”) or Revolving Commitments (the “Refinanced Revolving Commitments”), in each case, in an aggregate principal amount not to exceed the aggregate amount of the Refinanced Term Loans and/or the Refinanced Revolving Loans (or Refinanced Revolving Commitments), as applicable, plus any accrued interest and premium (including tender premiums) thereof, any committed but undrawn amounts, underwriting discounts, fees, commissions, costs and expenses related thereto (including upfront fees, original issue discount or initial yield payments). Such notice shall set forth (i) the amount of the applicable Credit Agreement Refinancing Facility and (ii) the date on which the applicable Credit Agreement Refinancing Facility is to become effective. The Borrower may seek Credit Agreement Refinancing Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) or any Additional Lender.

(b)          It shall be a condition precedent to the effectiveness of the Credit Agreement Refinancing Facility and the incurrence of any Refinancing Term Loans, Refinancing Revolving Loans and/or establishment of Refinancing Revolving Commitments that (i) the terms of the Credit Agreement Refinancing Facility shall comply with Section 2.17(c); (ii) substantially concurrently with the incurrence of any such Refinancing Term Loans or Refinancing Revolving Loan, 100% of the Net Cash Proceeds thereof shall be applied to repay the Refinanced Term Loans or Refinanced Revolving Loans, as applicable (and, in the case of the Refinanced Revolving Loans, to permanently reduce the Revolving Commitments by a like amount) (including, to the extent that the aggregate principal amount of the Refinanced Term Loans or Refinanced Revolving Loans exceeds the aggregate payment amount of the applicable Refinanced Term Loans or Refinanced Revolving Loans to pay, accrued interest, fees and premiums (if any) payable in connection therewith); and (iii) the Administrative Agent shall have received customary legal opinions and resolutions of the Loan Parties that it may reasonably request relating to the corporate or other necessary authority for such Credit Agreement Refinancing Facility and the validity of such Credit Agreement Refinancing Facility, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.

(c)          The terms of any Credit Agreement Refinancing Facility shall be determined by the Borrower and the applicable Credit Agreement Refinancing Facility Lenders and set forth in a Refinancing Amendment; provided that:

(i)          no Refinancing Term Loans shall have a Maturity Date prior to the Maturity Date of the applicable Refinanced Term Loans,

(ii)          the Weighted Average Life to Maturity of the Refinancing Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Refinanced Term Loans,

(iii) no Refinancing Revolving Loans and/or Refinancing Revolving Commitments shall have a Maturity Date (or require any commitment reductions) prior to the Maturity Date of the applicable Refinanced Revolving Loans and/or Refinanced Revolving Commitments,

(iv) the Credit Agreement Refinancing Facilities may participate on a pro rata basis (or less than pro rata basis) in any mandatory prepayment in respect of Term Loans and/or Revolving Loans, as applicable, in each case, as agreed by the Borrower and the Lenders providing the relevant Refinancing Term Loans and/or Refinancing Revolving Loans,

(v) the Credit Agreement Refinancing Facilities shall (A) rank pari passu or junior in right of security with the existing Loans (subject, in the case of such Credit Agreement Refinancing Facilities secured on a junior basis, to an Acceptable Intercreditor Agreement) and shall not be secured by any assets other than the Collateral or (B) be unsecured,

(vi) the Credit Agreement Refinancing Facilities shall rank pari passu in the right of payment priority with the existing Loans, as applicable, and not be guaranteed by any Person that is not a Loan Party,

(vii) the interest rate margin, rate floors, fees, original issue discount, premiums, optional prepayments and optional redemption terms applicable to the Credit Agreement Refinancing Facilities shall be determined by the Borrower and the applicable Credit Agreement Refinancing Facility Lenders, and

(viii) the terms of the Credit Agreement Refinancing Facilities (other than (x) as set forth in clauses (i) through (vi) above, (y) covenants or other provisions applicable only to periods after the Latest Maturity Date (in each case in this clause (y), as of the date of incurrence of the relevant Refinancing Term Loans and/or Refinancing Revolving Loans (or Refinancing Revolving Commitments)) or (z) to the extent such covenants or other provisions are (taken as a whole) more favorable to the lenders providing such Credit Agreement Refinancing Facility, such covenants or other provisions also apply for the benefit of all Lenders hereunder) shall be no more favorable to the Persons providing such Credit Agreement Refinancing Facilities (taken as a whole) than to the Lenders hereunder at the time of such refinancing, as reasonably determined by the Borrower.

(d) In connection with any Credit Agreement Refinancing Facility pursuant to this Section 2.17, the Borrower, the Administrative Agent and each Credit Agreement Refinancing Facility Lender shall execute and deliver to the Administrative Agent a Refinancing Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence such Credit Agreement Refinancing Facilities. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. A Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.17, including any amendments necessary to establish the applicable Credit Agreement Refinancing Facility as a new Class or tranche of Term Loans, Revolving Commitments and/or Revolving Loans (as applicable) and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Classes or tranches (including to preserve the pro rata treatment of the refinanced and non-refinanced tranches), in each case on terms consistent with this Section 2.17. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01	Taxes.

(a)          Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)          Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)          If any Loan Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)          If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Internal Revenue Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)          Payment of Other Taxes by the Loan Parties. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)          Tax Indemnifications. (i) Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below.

(ii)          Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)          Evidence of Payments. As soon as practicable, after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)          Status of Lenders; Tax Documentation.

(i)          Any Lender (for purposes of this Section 3.01(e), Lender shall include L/C Issuer) that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), 3.01(e)(ii)(B) and 3.01(e)(ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)          any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)          in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)          executed copies of IRS Form W-8ECI;

(3)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit 3.01-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)          to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-B or Exhibit 3.01-C, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.01-D on behalf of each such direct and indirect partner;

(C)          any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, as required) of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)          if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(iii)          Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)          Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)          Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02	Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to perform any of its obligations hereunder or to make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such

Lender, shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03	Inability to Determine Rates.

(a)          If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)          Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section, the Administrative Agent, in consultation with the Borrower and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section, (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending

Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

3.04	Increased Costs; Reserves on Eurodollar Rate Loans.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii)          subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)          impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten (10) days from receipt of such notice.

3.05	Compensation for Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding any loss of anticipated profits) incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)          any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by the Borrower; or

(c)          any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06	Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer, as applicable, shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 11.13.

3.07	Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 11.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a)          adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(b)          the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(c)          syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.08	Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension.

This Agreement shall become effective upon, and the obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder on the Closing Date is subject to, the satisfaction of the following conditions precedent:

(a)          Receipt by the Administrative Agent of the following:

(i)          Loan Documents. Executed counterparts of this Agreement, the Security Agreement and any Notes requested by a Lender at least one Business Day prior to the Closing Date, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(ii)          Opinions of Counsel. A customary written opinion of (i) White & Case LLP, New York counsel to the Loan Parties, (ii) Arnold & Porter Kaye Scholer LLP, as Virginia counsel to the applicable Loan Parties, (iii) HunterMaclean, Georgia counsel to the applicable Loan Parties and (iv) Holland & Knight LLP, Maryland counsel to the applicable Loan Parties, in each case, addressed to the Administrative Agent and each Lender, dated as of the Closing Date.

(iii)          Organization Documents, Resolutions, Etc.

(A)          copies of the Organization Documents of each Loan Party (and with respect to any articles of incorporation or formation (or equivalent document), as applicable, certified to be true and complete as of a date not more than thirty days prior to the Closing Date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization) and certified by a secretary or other Responsible Officer of such Loan Party to be true and correct as of the Closing Date;

(B)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and

(C)          certificates of good standing (or equivalent) of each Loan Party as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of incorporation of such Loan Party.

(iv)          Personal Property Collateral.

(A)          UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Administrative Agent’s security interest in the Collateral;

(B)          all certificates evidencing any certificated Equity Interests required to be pledged to the Administrative Agent pursuant to the Security Agreement, together with duly executed in blank, undated stock powers attached thereto (unless, with respect to the pledged Equity Interests of any Foreign Subsidiary, such stock powers are deemed unnecessary by the Administrative Agent in its reasonable discretion under the Law of the jurisdiction of organization of such Person); and

(C)          duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary to perfect the Administrative Agent’s security interest in the United States registered intellectual property of the Loan Parties to the extent required by the Security Agreement.

(v)          Solvency Certificate. A certification from the chief executive officer or chief financial officer of Holdings as to the solvency of Holdings and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions.

(vi)          Management Agreements. A fully executed copy of each Management Agreement certified by a Responsible Officer to be true and correct as of the Closing Date.

(vii)          Closing Certificate. A certificate signed by a Responsible Officer of the Borrower certifying, (i) the representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date and (ii) no Default shall exist, or would result from, the initial Borrowing of Revolving Loans and Term Loans on the Closing Date or from the application of the proceeds thereof.

(viii)          Loan Notice. The Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extensions in accordance with the requirements hereof for the Loans to be funded on the Closing Date.

(b)          Transactions. The Transactions shall have been consummated (or shall be consummated substantially concurrently with the funding of the Loans on the Closing Date).

(c)          Corporate Reorganization. The corporate reorganization of Holdings and its Subsidiaries shall be consummated on terms reasonably satisfactory to the Administrative Agent and the Borrower shall have delivered to the Administrative Agent copies of the material documents, agreements and instruments evidencing the corporate reorganization (the “Closing Date Reorganization Documents”).

(d)          Fees. Receipt by the Administrative Agent, the Arrangers and the Lenders of any fees required to be paid on or before the Closing Date pursuant to the Fee Letters.

(e)          Attorney Costs. The Borrower shall have paid all reasonable fees and out-of-pocket expenses, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least two Business Days prior to the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(f)          Beneficial Ownership Certification. At least five days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), the Borrower shall deliver a certification regarding its beneficial ownership as required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association in May 2018 (a “Beneficial Ownership Certification”).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02	Conditions to all Credit Extensions after the Closing Date.

The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) after the Closing Date is subject to the following conditions precedent (subject to Section 2.16 in the case of any Incremental Term Facility in connection with any Limited Condition Acquisition):

(a)          The representations and warranties of each Loan Party contained in this Agreement or any other Loan Document, shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date.

(b)          No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)          The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that after giving effect to the Transactions, at the time of each Credit Extension, including on the Closing Date:

5.01	Existence, Qualification and Power.

Each Loan Party and each Restricted Subsidiary (a) is (x) duly organized or formed, (y) validly existing and, (z) as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case (other than with respect to any Loan Party in the case of clauses a(x), a(y) and (b) above), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02	Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate in any material respect any material applicable Law.

5.03	Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, license or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect, (b) filings to perfect the Liens created by the Collateral Documents, (c) any filings required to release Liens securing any Indebtedness to be repaid pursuant to the Closing Date Refinancing and (d) such approvals, consents, exemptions, authorization or other actions the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

5.04	Binding Effect.

Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing.

5.05	Financial Statements; No Material Adverse Effect.

(a)          The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Holdings and its Restricted Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other material liabilities, direct or contingent, of Holdings and its Restricted Subsidiaries as of the date thereof, including liabilities for material taxes, commitments and Indebtedness.

(b)          The Audited Financial Statements and the Unaudited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the entities referenced therein as of the date thereof and their results of operations for the period covered thereby (subject, in the case of unaudited financial statements, to the absence of footnotes and to normal year-end audit adjustments); and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the entities referenced therein as of the date thereof, including liabilities for material taxes, commitments and Indebtedness.

(c)          Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

5.06	Litigation.

There are no material actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened in writing at law or in equity before any Governmental Authority or arbitrator, against any Loan Party or any Restricted Subsidiary or against any material portion of their properties or revenues (a) purporting to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or (b) that would, if adversely determined, reasonably be expected to have a Material Adverse Effect.

5.07	No Default.

(a)          No Loan Party nor any Restricted Subsidiary is in default under or with respect to any Contractual Obligation (other than Contractual Obligations relating to Indebtedness) that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

(b)          No Default has occurred and is continuing.

5.08	Ownership of Property.

Each Loan Party and each of its Restricted Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except, in each case, (x) for defects in title that do not materially interfere with their ability to conduct their business as currently conducted or to utilize such properties and assets for their intended purposes or (y) where the failure to have such title would not reasonably be expected to have a Material Adverse Effect.

5.09	Environmental Matters.

(a)          No Loan Party nor any of its Restricted Subsidiaries nor any of their respective current Facilities (solely during and with respect to such Person’s ownership thereof) or operations, and to their knowledge, no former Facilities (solely during and with respect to any Loan Party’s or its Restricted Subsidiary’s ownership thereof), are subject to any outstanding order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(b)          no Loan Party nor any of its Restricted Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(c)          there are and, to each Loan Party’s and its Restricted Subsidiaries’ knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against such Loan Party or any of its Restricted Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(d)          no Loan Party nor any of its Restricted Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility (solely during and with respect to such Loan Party’s or its Restricted Subsidiary’s ownership thereof), and neither the Borrower’s nor any of its Restricted Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any equivalent state rule defining hazardous waste. Compliance with all current requirements pursuant to or under Environmental Laws would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10	Insurance.

(a)          The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.

(b)          Each Loan Party and its Restricted Subsidiaries maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that constitutes Collateral, on such terms and in such amounts as required by the Flood Laws or as otherwise required by the Administrative Agent.

5.11	Taxes.

Each Loan Party and its Restricted Subsidiaries have filed all material federal, state and other material tax returns and reports required to be filed, and have paid all material federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary that would, if made, have a Material Adverse Effect.

5.12	ERISA Compliance.

(a)          Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has received a favorable determination letter or is subject to a favorable opinion letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Internal Revenue Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Internal Revenue Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Loan Parties, nothing has occurred that would reasonably be expected to prevent or cause the loss of such tax-qualified status.

(b)          There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)          (i) Except as would not reasonably be expected to result in a Material Adverse Effect, no ERISA Event has occurred, and no ERISA Event is reasonably expected to occur; (ii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Internal Revenue Code) is 60% or higher and no Loan Party nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; and (iii) no Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d)          The Borrower represents and warrants as of the Closing Date that the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13	Subsidiaries.

Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of each Subsidiary of any Loan Party (and a designation of any Subsidiary that is an Excluded Subsidiary), together with (i) jurisdiction of organization, (ii) number of shares of each class of Equity Interests outstanding, and (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary. The outstanding Equity Interests of each Subsidiary of any Loan Party are validly issued, fully paid and non-assessable.

5.14	Margin Regulations; Investment Company Act.

(a)          The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of any Credit Extensions will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in any such case, that would violate or be inconsistent with Regulations T, U or X.

(b)          None of the Loan Parties is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15	Disclosure.

All written information concerning Holdings and its Restricted Subsidiaries in connection with the transactions contemplated hereby or delivered hereunder or under any Loan Document (other than the Projections, other forward-looking information and information of a general economic or general industry nature) prepared by or on behalf of Holdings or any of its Restricted Subsidiaries or any of its or their respective representatives and made available to any Lender, when taken as a whole, did not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time provided) and the Projections have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable on the Closing Date (it being understood that the Projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies many of which are beyond the control of Holdings or its Restricted Subsidiaries, that no assurance can be given that any particular financial projection will be realized, that actual results may differ significantly from projected results and that such differences may be material).

5.16	Compliance with Laws.

Each Loan Party and each Restricted Subsidiary is in compliance with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

5.17	Intellectual Property; Licenses, Etc.

(a)          Each of Holdings and its Restricted Subsidiaries owns or is validly licensed to use all trademarks, service marks, trade names, copyrights, patents, patent rights and intellectual property licenses (collectively, “IP Rights”) that are necessary for the present conduct of its business, free and clear of Liens (other than Permitted Liens), without conflict with the rights of any other Person unless the failure to own or benefit from such valid license would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of each Loan Party, no Loan Party nor any of its Restricted Subsidiaries is infringing, misappropriating, diluting or otherwise violating the IP Rights of any other Person unless such infringement, misappropriation, dilution or violation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office that, as of the Closing Date, a Loan Party owns.

5.18	Solvency.

Holdings and its Restricted Subsidiaries are Solvent on a consolidated basis.

5.19	Perfection of Security Interests in the Collateral.

The provisions of the Collateral Documents are and will be effective to create valid and enforceable first priority security interests in, and Liens on, the Collateral (subject to Permitted Liens) purported to be covered thereby, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing. Upon the making of Uniform Commercial Code filings and the taking of such other actions required to be taken hereby or by the applicable Loan Document, (limited to (a) the filing of appropriate Uniform Commercial Code financing statements and continuations thereof in the jurisdictions specified therein, (b) with respect to United States copyright registrations, United States patents and pending patent applications, and United States federal trademark registrations and trademark applications, in each case, the recordation of an appropriate short-form granting notice (as depicted in the Security Agreement) in the United States Copyright Office or the United States Patent and Trademark Office, as applicable, (c) with respect to the real property subject to a Mortgage, the proper recordation of Mortgages and fixture filings and (d) the delivery to the Administrative Agent of any certificates evidencing the certificated securities required to be delivered pursuant to the applicable Collateral Documents, duly endorsed or accompanied by duly executed stock powers (where applicable)), such security interest and Lien shall constitute a fully perfected Lien upon such right, title and interest of the Loan Parties, in and to such Collateral (to the extent such Liens are required to be perfected under the terms of the Loan Documents), to the extent that such security interest and Lien can be perfected by such filings, actions, giving of notice and possession in the manner described in clauses (a) through (d) above, subject only to Permitted Liens.

5.20	Business Locations; Taxpayer Identification Number.

Set forth on Schedule 5.20(a) is a list of all real property located in the United States that is owned by any Loan Party as of the Closing Date. Set forth on Schedule 5.20(b) is the jurisdiction of organization, chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Closing Date. Except as set forth on Schedule 5.20(c) or, with respect to the mergers, consolidations and other changes in structure set forth in the Closing Date Reorganization Documents, no Loan Party has during the five years preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation or (iii) been party to a merger, consolidation or other change in structure.

5.21	OFAC.

None of the Loan Parties, nor any of their Restricted Subsidiaries, nor, to the knowledge of the Loan Parties and their Restricted Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction, except to the extent expressly authorized by a general or specific license from the applicable Sanctions authority.

5.22	Anti-Corruption Laws.

The Loan Parties and their Restricted Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

5.23	No EEA Financial Institution.

No Loan Party is an EEA Financial Institution.

5.24	Beneficial Ownership Certification.

As of the Closing Date, to the knowledge of the Borrower, the information included in the Beneficial Ownership Certification is true and correct in all respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until the Facility Termination Date, each Loan Party shall and shall cause each of its Restricted Subsidiaries to:

6.01	Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:

(a)          as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2018, a consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and in the case of such consolidated statements, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing (or an independent certified public accountant that is an affiliate thereof), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b)          as soon as available, but in any event within 60 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, commencing with the fiscal quarter ending June 30, 2018, a consolidated balance sheet of Holdings and its Restricted Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations and the related statements of cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and in the case of such consolidated statements certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings s fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

Notwithstanding the foregoing, after a Qualifying IPO, the obligations in subsections (a) and (b) of this Section 6.01 may be satisfied by furnishing the applicable financial statements or other information required by such paragraphs of the Relevant Parent Entity and/or the Relevant Parent Entity’s Form 10-K or 10-Q, as applicable, filed with the SEC or otherwise made available to the Administrative Agent for delivery to each Lender, in each case, within the time periods specified in such paragraphs; provided, that (i) in any instance where the financial statements delivered pursuant to clause (a) or clause (b) above include any Person other than Holdings and its Restricted Subsidiaries (whether such other Person is a parent of Holdings or an Unrestricted Subsidiary), such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such other Person or Persons (including Unrestricted Subsidiaries), on the one hand, and the information relating to Holdings and its Restricted Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as having been fairly presented in all material respects and (ii) to the extent the Relevant Parent Entity is a parent of Holdings, then with respect to the financial statements of such Person delivered in satisfaction of Section 6.01(a), such financial statements shall be accompanied by a report of an independent certified public accounting firm of recognized national standing, which report shall satisfy the requirements set forth in Section 6.01(a) as if references in such Section 6.01(a) to Holdings were references to such Relevant Parent Entity.

6.02	Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a)          [Reserved].

(b)          concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower which shall include such supplements to Schedule 5.17, as is necessary such that, as supplemented, such Schedule would be accurate and complete as of the date of such Compliance Certificate (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(c)          not later than 120 days after the beginning of each fiscal year of Holdings, commencing with the fiscal year beginning January 1, 2019, an annual business plan and budget of Holdings and its Restricted Subsidiaries containing, among other things, pro forma financial statements for each quarter of such fiscal year;

(d)          promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Holdings by independent accountants in connection with the accounts or books of Holdings or any Restricted Subsidiary, or any audit of any of them;

(e)          concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), a contract report of Holdings and its Restricted Subsidiaries in form and substance satisfactory to the Administrative Agent which includes the following information: contract number, agency, contract amount, amount billed to date, contract type and remaining funded and unfunded contract amount; and

(f)          promptly, such additional information regarding the business or financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or 6.01(b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holdings’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: Holdings shall notify the Administrative Agent and each Lender (by facsimile or e-mail) of the posting of any such documents and provide to the Administrative Agent by e-mail electronic versions (i.e., soft copies) of such documents.

Each Loan Party hereby acknowledges that (a) the Administrative Agent and/or an Affiliate thereof may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of such Loan Party hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Loan Party hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” such Loan Party shall be deemed to have authorized the Administrative Agent, any Affiliate thereof, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and any Affiliate thereof shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information.” Notwithstanding the foregoing, the Loan Parties shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03	Notices.

Promptly notify the Administrative Agent and each Lender of:

(a)          the occurrence of any Default.

(b)          any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)          the occurrence of any ERISA Event that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(d)          any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary, including any determination by the Borrower referred to in Section 2.10(b).

(e)          the receipt of any notice barring or suspending a Loan Party from contracting with the federal government of the United States (or threat in writing of the commencement of any proceeding which would reasonably be expected to result in such debarment or suspension) issued by any Governmental Authority to any Loan Party or any Restricted Subsidiary thereof.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Loan Parties have taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04	Payment of Taxes.

Pay and discharge, as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Restricted Subsidiary.

6.05	Preservation of Existence, Etc.

(a)          Preserve, renew and maintain in full force and effect its legal existence (including its good standing if such concept is applicable in its jurisdiction of incorporation under the Laws of the jurisdiction of its organization except in a transaction otherwise permitted under this Agreement (including Section 7.04 and Section 7.05).

(b)          Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect or as otherwise permitted hereunder.

6.06	Maintenance of Properties.

Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and casualty or condemnation excepted, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

6.07	Maintenance of Insurance.

(a)          Maintain in full force and effect insurance with financially sound and reputable insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated.

(b)          Without limiting the foregoing, (i) maintain, if available, fully paid flood hazard insurance on all Flood Hazard Property that constitutes Collateral, on such terms and in such amounts as required by Flood Laws or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any re-designation of any such improved real property into or out of a special flood hazard area.

(c)          Cause the Administrative Agent and its successors and assigns to be named as lender’s loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or property coverage in respect of any Collateral (excluding any business interruption policy), and use commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent thirty days (or such lesser amount as the Administrative Agent may agree) prior written notice before any such policy or policies shall be altered or canceled.

6.08	Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09	Books and Records.

Maintain proper books of record and account, in a manner to allow financial statement to be prepared in conformity with GAAP consistently applied in respect of all financial transactions and matters involving the assets and business of such Loan Party or such Restricted Subsidiary, as the case may be (it being understood and agreed that Foreign Subsidiaries may maintain individual books and records in a manner to allow financial statements to be prepared in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of incorporation).

6.10	Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, (i) the Administrative Agent shall not exercise such rights more often than one time during any calendar year and (ii) such exercise shall be at the Borrower’s expense; provided, further, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s accountants.

6.11	Use of Proceeds.

(a)          Use the proceeds of the Term Loan (i) to finance all or a portion of the Transactions and/or (ii) for any other purpose not prohibited hereunder; and

(b)          use the proceeds of the Revolving Loans (i) to finance in part the Transactions, (ii) to finance working capital and other general corporate purposes and/or (iii) for any other purpose not prohibited hereunder; provided that the aggregate amount of Revolving Loans incurred on the Closing Date shall not exceed $15,000,000;

provided that, in each case, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

6.12	Additional Guarantors.

Within forty-five days (or such later date as the Administrative Agent may agree in its reasonable discretion) after any Person becomes a Domestic Subsidiary that constitutes a Restricted Subsidiary (other than any Excluded Subsidiary), cause such Person to (a) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement or such other documents as the Administrative Agent shall deem appropriate for such purpose, and (b) upon the request of the Administrative Agent, deliver to the Administrative Agent such Organization Documents, resolutions and customary opinions of counsel, all in form and substance consistent with those delivered with respect to Guarantors on the Closing Date; provided, however, that any Excluded Subsidiary ceasing to be an Excluded Subsidiary shall be deemed to constitute the acquisition of a Subsidiary for all purposes of this Section 6.12.

6.13	Pledged Assets.

(a)          Equity Interests. Cause (i) 100% of the issued and outstanding Equity Interests of each Domestic Subsidiary (other than Equity Interests constituting Excluded Property) and (ii) 65% of the issued and outstanding Equity Interests in each Foreign Subsidiary (other than Equity Interests constituting Excluded Property), in each case, to the extent directly owned by any Loan Party to be subject at all times to a first priority, perfected Lien (subject to Permitted Liens) in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents, and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request to perfect such Liens and customary opinions of counsel all in form and substance reasonably satisfactory to the Administrative Agent.

(b)          Other Property. Cause all property (other than Excluded Property) of each Loan Party that constitutes Collateral to be subject at all times to first priority, perfected and, in the case of fee-owned real property, title insured Liens (subject to Permitted Liens) in favor of the Administrative Agent to secure the Obligations, in each case, pursuant to the Collateral Documents (subject to Permitted Liens) and, in connection with the foregoing, deliver to the Administrative Agent such other documentation as the Administrative Agent may request including filings and deliveries necessary to perfect such Liens, Organization Documents, resolutions, Real Property Security Documents and customary opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent. With respect to real property (other than Excluded Property) acquired after the Closing Date, the Loan Parties shall have ninety days (or such later date as agreed by the Administrative Agent in its reasonable discretion) to deliver Real Property Security Documents with respect thereto; provided, that, the Loan Parties shall not be required to complete any documentation or take any action to perfect any Lien on Collateral to the extent such documentation or action is required under, or governed by, any laws, other than laws of the United States. Notwithstanding anything contained in this Section 6.13(b) or elsewhere in this Agreement, no Mortgage shall be executed and delivered (or required to be executed and delivered) by any Loan Party with respect to any real property located in the United States required to be pledged as Collateral pursuant to this Section 6.13(b) unless and until the later of (x) the date the Administrative Agent shall have confirmed the Loan Parties are in compliance with clause (d) of the definition of Real Property Security Documents with respect to such real property and (y) the date that is twenty (20) business days after the date on which the Administrative Agent has made available to the Lenders (which may be delivered electronically): (A) a completed flood hazard determination with respect to such real property and (B) if such real property is a Flood Hazard Property, the documents required by clause (d)(ii) of the definition of Real Property Security Documents.

Notwithstanding anything to the contrary in Section 6.12 or this Section 6.13 or any Loan Document, no Loan Party shall be required to (w) grant any Lien on, or take any other action with respect to a Lien on, any Excluded Property, (x) take any other action to create a security interest (other than the interest created by the entry into the Security Agreement) or perfect any Lien on any assets located or titled outside of the United States, (y) enter into any security agreement or similar document governed by the laws of any jurisdiction other than the United States or any state thereof or (z) to the extent not automatically perfected by UCC filings, take any action to perfect any security interests with respect to any assets specifically requiring perfection through control, excluding security interests in Equity Interests, Instruments or deposit and securities accounts not constituting Excluded Accounts, in each case, to the extent required by the Security Agreement. All Liens required to be granted or perfected pursuant to Section 6.12 and/or this Section 6.13 shall be subject to the exceptions, limitations and time periods set forth in the Collateral Documents.

6.14	Anti-Corruption Laws.

Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

6.15	Assignment of Claims Act.

Upon the reasonable request by the Administrative Agent or the Required Lenders, the Loan Parties will, within sixty days of such request (or such longer period agreed to by the Administrative Agent in its reasonable discretion), execute all documents necessary to comply with the Assignment of Claims Act and comparable state law with respect to the accounts arising from any Material Government Contract necessary to make the direct assignment to the Administrative Agent of the payments due or to become due under such Material Government Contracts.

6.16	Designation of Subsidiaries.

The Borrower may, at any time after the Closing Date, designate (or re-designate) any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default or Event of Default exists or result therefrom and (b) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings or its applicable Restricted Subsidiary at the date of designation in an amount equal to the outstanding amount of Investments by Holdings or its Restricted Subsidiaries in such Subsidiary on such date; provided, further that once an Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary, such Restricted Subsidiary may not be re-designated again as an Unrestricted Subsidiary.

The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence or making, as applicable, at the time of designation of any then-existing Indebtedness or Lien of such Restricted Subsidiary existing on such date, as applicable and (ii) for purposes of calculating the outstanding amount of Investments by Holdings and its Restricted Subsidiaries in all Unrestricted Subsidiaries, a return on all Investments by Holdings and its Restricted Subsidiaries in such Subsidiary in an amount equal to the outstanding amount of all Investments in such Subsidiary on the date of such designation.

6.17	Beneficial Ownership Certification.

Solely to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Borrower shall furnish to the Administrative Agent all information relating to the Borrower’s compliance with the Beneficial Ownership Regulation as the Administrative Agent may reasonably request from time to time.

6.18	Post-Closing Date Matters.

Within 30 days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), the Loan Parties shall maintain insurance required by Section 6.07(a) and cause the Administrative Agent to be named as lender’s loss payee or mortgagee and/or additional insured as required in Section 6.07(c).

ARTICLE VII

NEGATIVE COVENANTS

Until the Facility Termination Date, no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01	Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)          Liens pursuant to any Loan Document;

(b)          Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof; provided that the property covered thereby is not increased;

(c)          Liens for Taxes, assessments or other governmental charges or statutory obligations not yet due or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

(d)          statutory Liens and Liens of carriers, warehousemen, bailees, shippers, suppliers, mechanics, workmen, repairmen, construction contractors, materialmen and landlords, and other similar Liens, in each case, incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required) or that do not materially detract from the value of the Borrower’s or such Person’s property or assets;

(e)          Liens (i) (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or (ii) to secure surety bonds, performance bonds and other bids, tenders, statutory obligations, surety, stay, customs and appeal bonds, trade contracts, leases, government contracts and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business;

(f)          purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(g)          easements, rights-of-way, restrictions, encroachments and other similar encumbrances or irregularities in titles affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)          Liens consisting of judgment or judicial attachment liens relating to judgments not constituting an Event of Default under Section 8.01(h);

(i)          Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and the proceeds and products thereof, accessions thereto and improvements thereon and (ii) such Liens attach to such property concurrently with or within ninety days after the acquisition thereof;

(j)          leases or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Restricted Subsidiary;

(k)          any interest of title of a lessor or sublessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases not prohibited by this Agreement;

(l)          Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02(a);

(m)         Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n)          Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(o)          Liens solely on any cash earnest money deposits made by any Loan Party or any of its Restricted Subsidiaries in connection with any letter of intent, or purchase agreement permitted hereunder;

(p)          Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)          licenses of patents, trademarks and other intellectual property rights granted by any Loan Party or any of its Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary course of the business of such Loan Party or such Restricted Subsidiary;

(r)          licenses (including licenses of Intellectual Property), sublicenses, leases or subleases granted to third parties in the ordinary course of business;

(s)          Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business

(t)          Liens securing Indebtedness permitted under Section 7.03(h) on assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of Holdings or any of its Restricted Subsidiaries other than the property and assets of the Restricted Subsidiary acquired in such Permitted Acquisition and subject to such Liens at the time of such Permitted Acquisition and the proceeds and products thereof and accessions thereto;

(u)          Liens securing Indebtedness permitted under Section 7.03(l) on assets of Restricted Subsidiaries not constituting Loan Parties;

(v)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto to the extent permitted under Section 7.03(g);

(w)          Liens in favor of any Loan Party and/or granted by any Non-Loan Party in favor of any Non-Loan Party, in each case, to the extent securing intercompany indebtedness permitted under Section 7.03;

(x)          Liens on assets and Equity Interests of Non-Loan Parties (including Equity Interests owned by such Persons) securing Indebtedness and other obligations of Non-Loan Parties permitted pursuant to this Agreement;

(y)          Liens on Equity Interests of an Unrestricted Subsidiary that secure Indebtedness or other obligations of any Unrestricted Subsidiary; and

(z)          Liens not otherwise permitted hereunder securing Indebtedness and other obligations not in excess of $5,000,000 in the aggregate at any time outstanding.

7.02	Investments.

Make any Investments, except:

(a)          Investments held in the form of cash or Cash Equivalents and deposit accounts or securities accounts in connection therewith;

(b)          Investments existing as of the Closing Date and set forth on Schedule 7.02 and equity Investments owned as of the Closing Date in any Subsidiary;

(c)          Investments among Holdings and its Subsidiaries; provided that:

(i)

in the case of Investments made by Loan Parties in Non-Loan Parties after the Closing Date, (A) no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all such Investments, as valued at the time each such Investment is made, shall not exceed at any time outstanding the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA for the then most recently ended Applicable Period; and

(ii)

in the case of Investments made by Holdings and its Restricted Subsidiaries in Unrestricted Subsidiaries after the Closing Date, (A) no Default shall have occurred and be continuing or would result therefrom and (B) the aggregate amount of all such Investments, as valued at the time each such Investment is made, shall not exceed at any time outstanding the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA for the then most recently ended Applicable Period, as such amount may be increased by the Net Cash Proceeds of substantially concurrent Qualifying Equity Issuances which are Not Otherwise Applied;

(d)          Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)          Intercompany loans and Guarantees permitted by Section 7.03;

(f)          Permitted Acquisitions;

(g)          Investments in the form of loans and advances to officers, consultants, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $3,000,000;

(h)          Investments of a nature not contemplated in this Section 7.02 in an amount not to exceed the greater of (i) $15,000,000 and (ii) 15% of Consolidated EBITDA for the then most recently ended Applicable Period in the aggregate at any time outstanding;

(i)          Investments made on the Closing Date in connection with the Transactions;

(j)          Investments of Holdings or any Restricted Subsidiary constituting Swap Contracts permitted by Section 7.03;

(k)          Investments in the Borrower or any Restricted Subsidiary in connection with intercompany cash management arrangements and related activities in the ordinary course of business, in an aggregate amount not to exceed at any time outstanding $7,500,000;

(l)          Investments consisting of mergers, consolidations, amalgamations, liquidations, winding up, or dissolutions permitted by Section 7.04;

(m)          Investments in joint ventures or non-wholly owned Subsidiaries so long as (i) no Default shall have occurred and be continuing or would result therefrom and (ii) in an aggregate amount not to exceed at any time outstanding the greater of (x) $15,000,000 and (y) 15% of Consolidated EBITDA for the then most recently ended Applicable Period, as such amount may be increased by the Net Cash Proceeds of substantially concurrent Qualifying Equity Issuances which are Not Otherwise Applied;

(n)          any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary; and

(o)          additional Investments so long as (i) no Default shall have occurred and be continuing or would result therefrom and (ii) the Consolidated Total Net Leverage Ratio will not exceed 2.50:1.00 calculated on a Pro Forma Basis as of the last day of the most recently ended Applicable Period.

7.03	Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a)          Indebtedness under the Loan Documents;

(b)          Indebtedness outstanding on the Closing Date set forth on Schedule 7.03 (and renewals, refinancings and extensions thereof); provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, renewal or extension are no less favorable in any material respect to the Loan Parties and their Restricted Subsidiaries or the Lenders than the terms of the Indebtedness being refinanced, renewed or extended;

(c)          Indebtedness of Holdings owed to any Restricted Subsidiary and of any Restricted Subsidiary owed to Holdings or any other Restricted Subsidiary; provided that:

(i)	in the case of any Indebtedness of a Restricted Subsidiary that is a Non-Loan Party owing to any Loan Party, such Indebtedness shall be permitted as an Investment by Section 7.02; and

(ii)

all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is a Non-Loan Party must be subordinated to the Obligations in a manner reasonably acceptable to the Administrative Agent;

(d)          (x) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation; and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party and (y) obligations existing or arising under any Cash Management Agreement entered into in the ordinary course of business;

(e)          Indebtedness with respect to Capital Lease Obligations, Synthetic Lease Obligations and purchase money Indebtedness and, in each case, renewals, refinancings and extensions thereof; provided that the aggregate outstanding principal amount of all such Indebtedness shall not exceed at any time the greater of (i) $15,000,000 and (ii) 15% of Consolidated EBITDA for the then most recently ended Applicable Period;

(f)          Indebtedness in respect of appeal, bid, performance or surety or similar bonds, workers’ compensation claims and self-insurance obligations issued for the account of any Loan Party or any Restricted Subsidiary in the ordinary course of business;

(g)          Indebtedness arising in connection with the financing of insurance premiums in the ordinary course of business;

(h)          Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with a Restricted Subsidiary of Holdings in connection with a Permitted Acquisition in an aggregate outstanding principal amount not to exceed the greater of (i) $15,000,000 or (ii) 15% of Consolidated EBITDA for the then most recently ended Applicable Period, for all such Persons and any Permitted Refinancing thereof; provided that any such Indebtedness was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of Holdings;

(i)          Indebtedness representing deferred compensation to current and former officers, directors, employees of the Loan Parties and their Restricted Subsidiaries, including the deferred payment of equity transactions and stock appreciation rights;

(j)          current accounts payable, current accrued liabilities, payroll related liabilities, and taxes payable all arising in the ordinary course;

(k)          endorsements of negotiable instruments received in the ordinary course of business;

(l)          Indebtedness of Non-Loan Parties in an aggregate outstanding principal amount not to exceed the greater of (i) $15,000,000 and (ii) 15% of Consolidated EBITDA for the then most recently ended Applicable Period;

(m)          without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to Indebtedness permitted hereunder;

(n)          other Indebtedness of the Borrower and/or any Restricted Subsidiary in an aggregate outstanding principal amount not to exceed the greater of (i) $25,000,000 and (ii) 20% of Consolidated EBITDA for the then most recently ended Applicable Period; and

(o)          Guarantees with respect to Indebtedness permitted under this Section 7.03.

7.04	Fundamental Changes.

Merge, dissolve, liquidate or consolidate with or into another Person, except, (a) any Restricted Subsidiary may merge or consolidate with any other Restricted Subsidiary; provided that if (i) the Borrower is a party to such transaction, the Borrower is the continuing or surviving Person and (ii) a Guarantor is a party to such transaction, the continuing or surviving Person is a Guarantor, (b) the Borrower or any Restricted Subsidiary may merge with any other Person in connection with a Permitted Acquisition; provided that (i) if the Borrower is a party to such transaction, the Borrower is the continuing or surviving Person and (ii) if the Borrower is not a party to such transaction and a Guarantor is a party to such transaction, such Guarantor is the surviving Person, (c) any Restricted Subsidiary (other than the

Borrower) may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect, and (d) to effectuate the Transactions and any Disposition permitted under Section 7.05 (other than Section 7.05(c)).

7.05	Dispositions.

Make any Disposition except:

(a)          Permitted Transfers;

(b)          Dispositions of other assets for fair market value (as determined by the Borrower in good faith) in an aggregate amount not to exceed $5,000,000 per fiscal year; provided, that (i) at least 75% of the consideration paid in connection therewith shall be cash or Cash Equivalents (provided that for purposes hereof cash consideration shall include (v) cash and Cash Equivalents paid contemporaneously with the consummation of the Disposition, (w) the amount of any Indebtedness or other liabilities (other than Indebtedness or other liabilities that are subordinated to the Obligations or that are owed to Holdings or a Restricted Subsidiary) of Holdings or any applicable Restricted Subsidiary (as shown on such Person’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets and for which Holdings and its Restricted Subsidiaries shall have been validly released by all relevant creditors in writing, (x) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Disposition, (y) any securities received by Holdings or any Restricted Subsidiary from such transferee that are converted by such Person into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition and (z) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this subclause (z) that is at that time outstanding, not in excess of the greater of $2,000,000 and 2% of Consolidated EBITDA for the then most recently ended Applicable Period shall be deemed to be Cash); (ii) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Loan Party (other than Holdings) and (iii) the Net Cash Proceeds of such Disposition are applied (to the extent required) to prepay the Loans as set forth in Section 2.5(b)(ii);

(c)          any Disposition that constitutes (i) an Investment permitted under Section 7.02, (ii) a Lien permitted under Section 7.01, (iii) a merger, dissolution, consolidation or liquidation permitted under Section 7.04 (other than Section 7.04(c)) or (iv) a Sale and Leaseback Transaction permitted by Section 7.15 ;

(d)          the sale or Disposition of Equity Interests to qualify directors where required by applicable law;

(e)          Dispositions of Swap Contracts in connection with the termination or unwinding thereof;

(f)          Dispositions of Equity Interests or Indebtedness of Unrestricted Subsidiaries; and

(g)          other Dispositions involving assets having a fair market value (as determined by the Borrower in good faith at the time the definitive agreement for such Disposition is entered into) in the aggregate of not more than $2,500,000 during the term of this Agreement.

7.06	Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a)          each Restricted Subsidiary may make Restricted Payments to Persons that own Equity Interests in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)          each Loan Party and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in common Equity Interests of such Person;

(c)          Holdings may make Permitted Tax Distributions and Additional Tax Distributions;

(d)          Holdings may make other Restricted Payments so long as: (i) no Default shall have occurred and be continuing or would result from such payment, (ii) the Loan Parties shall have Liquidity of at least $10,000,000 after giving effect to such Restricted Payment and (iii) Holdings shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, after giving effect to such Restricted Payment on a Pro Forma Basis, (A) the Loan Parties would be in compliance with the financial covenant set forth in Section 7.11(b) recomputed as of the end of the most recently ended Applicable Period and (B) the Consolidated Total Net Leverage Ratio recomputed as of the end of the most recently ended Applicable Period would not exceed the lesser of (I) 3.30:1.00 and (II) the amount that is 0.50:1.0 less than the maximum Consolidated Total Net Leverage Ratio then permitted under Section 7.11(a) as of the last day of the most recently ended Applicable Period;

(e)          Holdings may make additional Restricted Payments in an aggregate amount not to exceed the greater of $15,000,000 and 15% of Consolidated EBITDA for the then most recently ended Applicable Period;

(f)          following the consummation of the first Qualifying IPO, the Borrower may (or may make Restricted Payments to Holdings or any Relevant Parent Entity to enable it to) make, so long as no Default shall have occurred and be continuing or result therefrom, Restricted Payments in an amount per annum not to exceed 6.00% of the amount of Net Cash Proceeds received by or contributed to the Borrower from any Qualifying IPO;

(g)          so long as no Default shall have occurred and be continuing or would result from such payment, Holdings may (or may make Restricted Payments to permit any Relevant Parent Entity to enable it to) repurchase, redeem, retire or otherwise acquire Equity Interests of Holdings or any Relevant Parent Entity owned by future, present or former employees, officers, directors, members of management, managers or consultants (or any immediate family member, domestic partner, executor, administrator, heir, legatee, estate or tax planning vehicle or permitted transferee of the foregoing) in an aggregate amount not to exceed (i) for any fiscal year, the greater of (x) $5,000,000 (or, after a Qualifying IPO, $6,500,000) and (y) 5% (or, after a Qualifying IPO, 6%) of Consolidated EBITDA for the then most recently ended Applicable Period (provided, however, the amount of Restricted Payments permitted to be made (but not made) pursuant to this clause (g)(i) in a given fiscal year may be carried forward to the next fiscal year, with the amount carried forward deemed to be used prior to the amount permitted for such fiscal year) plus (ii) the amount of proceeds of any key man life insurance policy;

(h)          Holdings may make the Permitted Closing Date Distribution and a Restricted Payment in connection with, and in an aggregate amount not to exceed the amount of, the Working Capital Purchase Price Adjustment;

(i)          so long as no Event of Default shall have occurred or be continuing or result therefrom, Holdings may make cash dividends on the Holdings Preferred Equity (payable on a quarterly basis) in an aggregate amount not to exceed $4,100,000 in any fiscal year;

(j)          substantially concurrently with a Qualifying IPO, Holdings may redeem the Holdings Preferred Equity and any other Equity Interests of Holdings, in each case, with the proceeds received in connection with such Qualifying IPO; and

(k)          Permitted Parent Payments.

7.07	Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or any business that is synergistic, similar, related, complimentary or incidental thereto.

7.08	Transactions with Affiliates; Management Agreements.

(a)          Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person, whether or not in the ordinary course of business, other than (i) advances of working capital to any Loan Party, (ii) transfers of cash and assets to any Loan Party, (iii) (x) any transaction between or among the Loan Parties and (y) other intercompany transactions expressly permitted by Section 7.02, Section 7.03, Section 7.04, Section 7.05 or Section 7.06, (iv) Tax Receivables Agreements, (v) normal and reasonable compensation and reimbursement of expenses of officers and directors, (vi) payment of Management Expenses, (vii) payment of Management Fees, (viii) compensation and indemnification of and other employment agreements and arrangements, employee benefit plans and stock incentive plans with, future, present, or former directors, officers and employees of Holdings or any Restricted Subsidiary entered in the ordinary course of business, (ix) the Transactions, and (x) except as otherwise specifically limited in this Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an Affiliate.

(b)          Amend or modify any Management Agreement if such amendment or modification would result in a material increase in the Management Fees or the Management Expenses.

7.09	Burdensome Agreements.

Enter into, or permit to exist, any Contractual Obligation (except for the Loan Documents) that (a) encumbers or restricts the ability of any such Person to (i) make Restricted Payments to any Loan Party, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) transfer any of its property to any Loan Party, (v) pledge its property pursuant to the Loan Documents or (vi) act as a Loan Party pursuant to the Loan Documents, except (in respect of any of the matters referred to in clauses (i) through (v) above) for (1) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(e) or assumed pursuant to Section 7.01(h); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (2) any agreement in effect at the time any Restricted Subsidiary becomes a Restricted Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (3) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 7.05 pending the consummation of such sale, (4) agreements relating to any Permitted Lien that limit the right of Holdings or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto, or (5) Contractual Obligations which exist on the Closing Date and were not created in contemplation thereof, or (b) requires the express grant of any security for any such Contractual Obligation over property that is given as security for the Obligations (other than any Contractual Obligation that constitutes purchase money indebtedness or Capitalized Lease Obligation permitted to be incurred hereunder).

7.10	[Reserved].

7.11	Financial Covenants.

(a)          Consolidated Total Net Leverage Ratio. Permit the Consolidated Total Net Leverage Ratio as of the end of any fiscal quarter of Holdings set forth below to be greater than the ratio corresponding to such fiscal quarter:

Testing Period	Maximum Consolidated Total Net Leverage Ratio
September 30, 2018 through and including March 31, 2019	4:25:1.00
From June 30, 2019 through and including March 31, 2020	4:00:1.00
From June 30, 2020 through and including March 31, 2021	3:75:1.00
From June 30, 2021 through and including March 31, 2022	3:50:1.00
From June 30, 2022 and thereafter	3.25:1.00

(b)          Minimum Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of Holdings commencing with the fiscal quarter ending September 30, 2018 to be less than 1.25 to 1.0.

7.12	[Reserved].

7.13	Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.

(a)          Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b)          Change its fiscal year without (i) providing thirty days prior notice to the Administrative Agent and (ii) obtaining the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed).

(c)          Without providing five days prior written notice to the Administrative Agent (or such lesser period as the Administrative Agent may agree), change its name, state of formation or form of organization; provided that, for the avoidance of doubt, Holdings shall be permitted to convert into a Delaware corporation in connection with a Qualifying IPO of Holdings.

7.14	Ownership of Subsidiaries.

Except for any sale of all of its interests in the Equity Interests of any of its Restricted Subsidiaries in compliance with the provisions of Section 7.05, and except for Liens securing the Obligations, sell or dispose of any Equity Interests of any Restricted Subsidiary of the Borrower constituting a Loan Party, except to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests.

7.15	Sale Leasebacks.

Enter into any Sale and Leaseback Transaction; provided that any Sale and Leaseback Transaction shall be permitted so long as such Sale and Leaseback Transaction is (a) made for cash consideration, (b) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (c) the aggregate fair market value (determined by the Borrower in good faith at the time the definitive agreement for such Sale and Leaseback Transaction is entered into) of the property sold pursuant to all such Sale and Leaseback Transactions during the term of this Agreement shall not exceed the greater of (i) $5,000,000 and (ii) 5% of Consolidated EBITDA for the Test Period then most recently ended.

7.16	Restrictions on Holdings.

Notwithstanding anything to the contrary in this Agreement, Holdings shall not (a) hold any material property other than cash and Cash Equivalents and the Equity Interests of the Borrower, (b) have any material liabilities other than (i) obligations under the Loan Documents, its Organization Documents, the Management Agreements, the Holdings Preferred Equity, the documents evidencing or governing any Subordinated Indebtedness and contracts and agreements (including with respect to indemnities) with officers, directors, consultants and employees of Holdings relating to their employment, services or directorships, (ii) tax liabilities in the ordinary course of business or incurred as a member of the consolidated group of Holdings and its Restricted Subsidiaries, and (iii) corporate, administrative and operating expenses incurred in the ordinary course of business, or (c) engage in any business other than (i) maintaining its existence and activities related thereto, (ii) owning the Equity Interests of the Borrower, and if applicable, New Holdings and, in each case, activities incidental or related thereto, (iii) performing its obligations and activities incidental thereto under the Management Agreements, the Holdings Preferred Equity, its Organization Documents and the documents evidencing or governing any Subordinated Indebtedness, (iv) issuing shares of its own Equity Interests to the extent permitted hereunder, (v) participating in tax, accounting and other administrative activities as a member of the consolidated group of Holdings and its Restricted Subsidiaries, (vi) the receipt, making of and application of Restricted Payments and Investments to the extent not prohibited by this Agreement, (vii) performing its obligations and activities incidental thereto under the Loan Documents and contracts and agreements (including with respect to indemnities) with officers, directors, consultants and employees of Holdings relating to their employment, services or directorships and (viii) activities in the ordinary course reasonably related to the foregoing.

7.17	Sanctions.

Directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.18	Anti-Corruption Laws.

Directly or indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 or other similar anti-corruption legislation in other jurisdictions.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)          Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five Business Days after the same becomes due, any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations to the extent required pursuant to this Agreement) or any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)          Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05(a) (as it applies solely to the preservation of the existence of the Loan Parties) or 6.11 or Article VII (subject to, with respect to the financial covenants set forth in Section 7.11, use of Cure Right under Section 8.04); or

(c)          Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days (or, in the case of Section 6.01, 6.02 or 6.10, ten Business Days) after the earlier of (i) a Responsible Officer of such Loan Party obtaining actual knowledge of such default, or (ii) the date on which written notice thereof is delivered by the Administrative Agent to the Borrower; or

(d)          Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect as of the date when made or deemed made; or

(e)          Cross-Default. (i) Any Loan Party or any Restricted Subsidiary (A) fails to make any payment of principal or interest when due (after giving effect to any grace or cure period) (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate outstanding principal amount of more than the Threshold Amount, or (B) after giving effect to any applicable grace period, fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Loan Party or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Loan Party or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)          Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary (other than any Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g)          Attachment. Any one or more writs or warrants of attachment or similar process involving an aggregate amount at any time in excess of the Threshold Amount (to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of its Restricted Subsidiaries or any of their respective material assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days; or

(h)          Judgments. There is entered against any Loan Party or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the claim and does not dispute coverage) and the same shall not be paid, or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)           ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)           Invalidity of Loan Documents. At any time after the execution and delivery thereof, (i) this Agreement or any other Loan Document ceases to be in full force and effect or ceases to be effective to give the Administrative Agent a valid and perfected security interest in and Lien upon a material portion of the Collateral purported to be covered thereby other than by reason of a release of Collateral pursuant to and in accordance with the terms hereof and thereof or the occurrence of the Facility Termination Date or any other termination of any Collateral Document in accordance with the terms thereof; (ii) any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any Guaranty (other than as a result of the discharge of such Guarantor in accordance with the terms hereof and thereof or other than by reason of the occurrence of the Facility Termination Date); or

(k)          Change of Control. There occurs any Change of Control; or

(l)           Material Default; Termination Under any Government Contract. A material default by any Loan Party or any Restricted Subsidiary occurs under the terms of any Government Contract and such default has had or could reasonably be expected to have a Material Adverse Effect; or

(m)          Debarment. Any Loan Party or any other Restricted Subsidiary (other than any Immaterial Subsidiary) is debarred, suspended, declared ineligible or otherwise excluded or disqualified from contracting with the federal government of the United States.

8.02	Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)          declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)          require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(d)          exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents or applicable Law or at equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03	Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.14 and 2.15, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of Obligations then owing under any Secured Hedge Agreements, (c) payment of Obligations then owing under any Secured Cash Management Agreements and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.14, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be (unless such Cash Management Bank or Hedge Bank is the Administrative Agent or an Affiliate thereof). Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

8.04	Right to Cure Financial Covenant Defaults.

In the event that the Loan Parties fail to comply with any financial covenant contained in Section 7.11 (a “Financial Covenant Default”) as of the end of any fiscal quarter of Holdings (the “Relevant Quarter”), the Borrower shall have the right to cure such Event of Default on the following terms and conditions (the “Cure Right”):

(a)          Cure Notice. In the event the Borrower desires to cure a Financial Covenant Default for the Relevant Quarter, the Borrower shall deliver to the Administrative Agent irrevocable written notice of its intent to cure (a “Cure Notice”) no later than the date on which financial statements and a Compliance Certificate are required to be delivered pursuant to Sections 6.01(a) or (b) and 6.02(a) for such Relevant Quarter; provided, however, that in no event shall the Borrower be permitted to exercise the Cure Right hereunder more than five times during the term of this Agreement and in each four consecutive fiscal quarter period, the Cure Right shall not be exercised more than two times.

(b)          Issuance of Equity Interests. In the event the Borrower delivers a Cure Notice, Holdings shall issue Equity Interests (other than Disqualified Equity Interests) for cash consideration in an amount equal to (and not in excess of) the amount needed to cure the applicable Financial Covenant Defaults (the “Cure Amount”) no later than fifteen (15) Business Days after the date on which a Cure Notice is delivered for such Relevant Quarter. Such Cure Amount received by Holdings shall be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenants in Section 7.11 at the end of the Relevant Quarter and any subsequent period that includes such fiscal quarter, but shall be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes (including, without limitation, determining the Applicable Rate, calculating basket levels and other items governed by reference to Consolidated EBITDA).

(c)          Cure. Upon timely receipt by Holdings in cash of the Cure Amount, the Financial Covenant Default shall be deemed cured.

(d)          Standstill. In the event that (i) no Event of Default exists other than a Financial Covenant Default, and (ii) provided that the Administrative Agent shall have received a Cure Notice from the Borrower no later than the date on which financial statements and a Compliance Certificate are required to be delivered pursuant to Sections 6.01(a) or (b) and 6.02(a) for the Relevant Quarter, then neither Administrative Agent nor any Lender shall exercise any remedies set forth in Section 8.02 or under any Loan Document until after the Borrower’s ability to cure has lapsed and the Borrower has not exercised such Cure Right; provided, that no Credit Extensions shall be required to be made until such Financial Covenant Default is cured as provided herein.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01	Appointment and Authority.

Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06 and Section 9.10)

are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), potential Hedge Banks and potential Cash Management Banks) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02	Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.

9.03	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)          shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension, renewal or increase of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06	Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (unless an Event of Default then exists, in which case, such consent rights shall instead be consultation rights), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above (including the consent of the Borrower if applicable); provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with consent of the Borrower (unless an Event of Default then exists, in which case, such consent rights shall instead be consultation rights), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (A) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (B) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)          Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07	Non-Reliance on Administrative Agent and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09	Administrative Agent May File Proofs of Claim; Credit Bidding.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(vi) of Section 11.01), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10	Collateral and Guaranty Matters.

Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent:

(a)          to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the Facility Termination Date, (ii) that is sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or any Recovery Event, or (iii) as approved in accordance with Section 11.01;

(b)          to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c)          to release any Guarantor from its obligations under the Guaranty (and under any Collateral Document) if such Person ceases to be a Subsidiary, or becomes an Excluded Subsidiary, as a result of a transaction not prohibited by the Loan Documents.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11	Secured Cash Management Agreements and Secured Hedge Agreements.

Except as otherwise expressly set forth herein, no Cash Management Bank or Hedge Bank that obtains the benefit of Section 8.03, the Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of the Facility Termination Date.

9.12	ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)         such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)            none of the Administrative Agent, the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)           the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)          the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)          no fee or other compensation is being paid directly to the Administrative Agent, the Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)        The Administrative Agent and the Arrangers hereby inform the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

GUARANTY

10.01	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, the L/C Issuer and each other holder of Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or the other documents relating to the Obligations, the obligations of each Guarantor under this Agreement and the other Loan Documents shall not exceed an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under applicable Debtor Relief Laws.

10.02	Obligations Unconditional.

The obligations of the Guarantors under Section 10.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Loan Party for amounts paid under this Article X until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)          at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b)          any of the acts mentioned in any of the provisions of any of the Loan Documents or other documents relating to the Obligations shall be done or omitted;

(c)          the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Obligations shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)          any Lien granted to, or in favor of, the Administrative Agent or any other holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(e)          any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations.

10.03	Reinstatement.

The obligations of each Guarantor under this Article X shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each other holder of the Obligations on demand for all reasonable costs and expenses (including the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such holder of the Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

10.04	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 10.02 and through the exercise of rights of contribution pursuant to Section 10.06.

10.05	Remedies.

The Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and the Administrative Agent and the other holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as specified in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances specified in Section 8.02) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 10.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

10.06	Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 10.06 shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been paid-in-full and the Commitments have terminated, and none of the Guarantors shall exercise any right or remedy under this Section 10.06 against any other Guarantor until such Obligations have been paid-in-full and the Commitments have terminated. For purposes of this Section 10.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Ratable Share of any Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Obligations, the ratio (expressed as a percentage) as of the date of such payment of Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Loan Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties hereunder) of the Loan Parties; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Loan Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Loan Parties) of the Loan Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 10.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrower in respect of any payment of Obligations.

10.07	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article X is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to the Obligations whenever arising.

10.08	Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article X by any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Loan Party”) or the grant of a security interest under the Loan Documents by any such Specified Loan Party, in either case, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article X voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Loan Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Loan Party for all purposes of the Commodity Exchange Act.

ARTICLE XI

MISCELLANEOUS

11.01	Amendments, Etc.

Except as provided in Section 2.16 with respect to an Incremental Facility Amendment and in Section 2.17 with respect to an Refinancing Amendment, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

(a)          no such amendment, waiver or consent shall:

(i)         extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or a mandatory reduction in Commitments is not considered an extension or increase in Commitments of any Lender);

(ii)         postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such payment;

(iii)         reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (i) of the final proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that (A) only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate and (B) an amendment to any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder shall not be deemed to be a reduction of the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Loan Document;

(iv)         change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(v)         change any provision of this Section 11.01(a) or the definition of “Required Lenders” without the written consent of each Lender directly and adversely affected thereby;

(vi)         release all or substantially all of the Collateral without the written consent of each Lender whose Obligations are secured by such Collateral;

(vii)         release the Borrower without the consent of each Lender, or, except in connection with a transaction permitted under Section 7.04 or Section 7.05, all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except to the extent such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(b)          prior to the termination of the Revolving Commitments, unless also signed by Lenders (other than Defaulting Lenders) holding at least a majority of the Revolving Credit Exposure, no such amendment, waiver or consent shall, (i) waive any Default for purposes of Section 4.02(b), (ii) amend, change, waive, discharge or terminate Sections 4.02 in a manner adverse to such Lenders or (iii) amend, change, waive, discharge or terminate Section 7.11 (or any defined term used therein) or this Section 11.01(b);

(c)          unless also signed by the L/C Issuer, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(d)          unless also signed by the Swing Line Lender, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement; and

(e)          unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

provided, further, that notwithstanding anything to the contrary herein, (i) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein, (iii) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders, (iv) Incremental Facility Amendments may be effected in accordance with Section 2.16 and (v) Refinancing Amendments may be effected in accordance with Section 2.17.

Notwithstanding anything to the contrary in this Section 11.01, the Borrower may from time to time, agree with one or more of the Lenders holding Loans or Commitments of any Class to extend the Maturity Date, and otherwise modify the economic terms of any such Class or any portion thereof (including by increasing the interest rate or fees payable and/or modifying the amortization schedule in respect of any Loans or Commitments of such Class or any portion thereof) (each such modification an “Extension”) pursuant to one or more written offers (each an “Extension Offer”) made from time to time by the Borrower to all of the Lenders under any Class that is proposed to be extended pursuant to the terms of this Section 11.01, in each case on a pro rata basis (based on the relative principal amounts of the outstanding Loans or Commitments of each Lender in such Class) and on the same terms to each such Lender. In connection with each Extension, the Borrower will provide notification to the Administrative Agent (for distribution to the Lenders of the applicable Class), of the requested new maturity date for the extended Loans or Commitments of each such Class (each an “Extended Maturity Date”) and the due date for the Lender responses. In connection with any Extension, each Lender of the applicable Class wishing to participate in such Extension shall, prior to such due date, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to an Extension Offer by the applicable due date shall be deemed to have rejected such Extension. After giving effect to any Extension, the Loans or Commitments so extended shall cease to be a part of the Class they were a part of immediately prior to the Extension and shall be a new Class hereunder.

(i)          Each Extension shall be subject to the following:

(A)

except (A) as to interest rates, fees, scheduled amortization, final maturity date and (B) any covenants or other provisions applicable only to periods after the Latest Maturity Date, the Loans or Commitments of any Lender extended pursuant to any Extension shall have the same terms as the Class of Loans or Commitments subject to the related Extension Offer;

(B)

the final Maturity Date of any Loans or Commitments of a Class to be extended pursuant to an Extension shall be later than the final Maturity Date of such Class, and the Weighted Average Life to Maturity of any Loans or Commitments of a Class to be extended pursuant to an Extension shall be no shorter than the Weighted Average Life to Maturity of such Class;

(C)

if the aggregate principal amount of Loans or Commitments of a Class in respect of which the Lenders shall have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans or Commitments of such Class offered to be extended by the Borrower pursuant to the relevant Extension Offer, then such Loans or Commitments of such Class shall be extended ratably up to such maximum amount based on the relative principal amounts thereof (not to exceed any Lender’s actual holdings of record) with respect to which such Lenders accepted such Extension Offer;

(D)

the Administrative Agent shall have received customary legal opinions and resolutions of the Loan Parties that it may reasonably request relating to the corporate or other necessary authority for such Extension and the validity of the Loans and Commitments subject to such Extension, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent;

(E)	all documentation in respect of such Extension shall be consistent with the foregoing (it being understood that such documentation may contain additional conditions to such Extension); and

(F)	any applicable Minimum Extension Condition shall be satisfied or waived by the Borrower.

(ii)          The consummation and effectiveness of any Extension may be conditioned upon a minimum amount (to be determined in the Borrower’s discretion and specified in the relevant Extension Offer, but in no event less than $5,000,000, unless another amount is agreed to by the Administrative Agent) of any Loans or Commitments of such Class be extended (a “Minimum Extension Condition”), as set forth in the relevant Extension Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.13 and Section 11.01(a) will not apply to Extensions of Loans or Commitments pursuant to Extension Offers made pursuant to and in accordance with the provisions of this Section 11.01, including to any payment of interest or fees in respect of any Loans or Commitments that have been extended pursuant to an Extension at a rate or rates different from those paid or payable in respect of Loans or Commitments of any other Class, in each case as is set forth in the relevant Extension Offer.

(iii)          Any Lender who rejects any request for an Extension shall be deemed a non-consenting Lender for purposes of Section 3.06 and subject to the terms and conditions of Section 3.06.

(iv)          The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments (collectively, “Extension Amendments”) to this Agreement and the other Credit Documents as may be necessary in order establish new Classes of Loans or Commitments created pursuant to an Extension, in each case on terms consistent with this Section 11.01 and all such Extension Amendments entered into with the Borrower by the Administrative Agent shall be binding on the Lenders. Without limiting the foregoing, in connection with any Extensions, the appropriate Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage (or any other Credit Document that the Administrative Agent reasonably requests to be amended to reflect an Extension) that has a maturity date prior to the latest Extended Maturity Date so that such maturity date is extended to the then latest Extended Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(v)          In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent to accomplish the purposes of this Section 11.01.

No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Loan Parties (i) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent and approved by the Required Lenders, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding anything to the contrary herein, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement.

Notwithstanding any provision herein to the contrary the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, mistake, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (i) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (ii) the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

11.02	Notices; Effectiveness; Electronic Communications.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)        if to any Loan Party, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 11.02; and

(ii)        if to any other Lender, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)          Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or any Loan Party may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)          The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet unless such liability is determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of any Agent Party.

(d)          Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities Laws.

(e)          Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic notices, Loan Notices, Letter of Credit Applications and Swing Line

Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of a Loan Party, to the extent set forth in Section 11.04(b). All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03	No Waiver; Cumulative Remedies; Enforcement.

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04	Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Loan Parties shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (but limited, in the case of legal fees and expenses, the reasonable and documented fees and out of pocket charges and disbursements of one outside counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (limited, in the case of legal fees and expenses, to the reasonable and documented fees and out-of-pocket disbursements and other charges of one counsel for the Administrative Agent, the Lenders and the L/C Issuer taken as a whole, and, if reasonably necessary, of one local counsel for the Administrative Agent, the Lenders and the L/C Issuer taken as a whole in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction for each group of similarly situated Persons), in connection with the enforcement or protection of its rights, in connection with this Agreement and the other Loan Documents, including its rights under this Section, whether in any action, suit or proceeding or otherwise.

(b)          Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (limited, in the case of legal fees and expenses, to the reasonable and documented fees and out-of-pocket disbursements and other charges of one counsel for the Indemnitees taken as a whole, and, if reasonably necessary, of one local counsel for all Indemnitees taken as a whole in each relevant material jurisdiction and, solely in the case of a conflict of interest, one additional counsel in each relevant material jurisdiction for each group of similarly situated Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Restricted Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnified Parties, (y) a material breach of such Indemnitee’s or any of its Related Parties’ obligations hereunder or under any other Loan Document or (z) a dispute solely between Indemnitees and not (1) involving any action or inaction by the Borrower or any of its Restricted Subsidiaries or (2) relating to any action of such Indemnitee in its capacity as Administrative Agent or Arranger. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposures of all Lenders at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this clause (d) shall limit any Loan Party’s indemnification obligations set forth above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, unless determined by a court of competent jurisdiction to have resulted from such Indemnitee’s willful misconduct or gross negligence.

(e)          Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)          Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05	Payments Set Aside.

To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06	Successors and Assigns.

(a)          Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the related Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)          in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if

“Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of a Revolving Commitment (and the related Revolving Loans thereunder) and $1,000,000 in the case of any assignment in respect of the Term Loan unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)          Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) and its outstanding Term Loan on a non-pro rata basis;

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)          the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or (f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)          the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Revolving Commitments or any unfunded Term Loan Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)          the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)          Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) the Sponsor or any of the Sponsor’s Affiliates or Subsidiaries or to Holdings or any of Holdings’ Affiliates or Subsidiaries, (B) any Defaulting Lender or any of its

Restricted Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) a Disqualified Institution or (D) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)          Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender, a Disqualified Institution or Holdings or any of Holdings’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Section 11.01(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.13 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon thirty days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon thirty days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

(g)          Disqualified Institutions.

(i)          No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 11.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to the definition of “Disqualified Institution”), such assignee shall not retroactively be considered a Disqualified Institution. Any assignment in violation of this clause (g)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii) If any assignment is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans or Incremental Term Loans held by Disqualified Institutions, prepay such Term Loan or such Incremental Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans or Incremental Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents; provided that (i) the Borrower shall not be required to pay to the Administrative Agent the assignment fee (if any) specified in 11.06(b), (ii) such assignment does not conflict with applicable Laws and (iii) in the case of clause (B), the Borrower shall not use the proceeds from any Loans to prepay Term Loans or Incremental Term Loans held by Disqualified Institutions.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified

Institutions provided by the Borrower, and any updates thereto from time to time, (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

11.07	Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to become a Lender pursuant to Section 2.16 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f), (g) on a confidential basis to (i) any rating agency in connection with rating any Loan Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning a Loan Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties.

11.08	Rights of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Loan Party may be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender or the L/C Issuer different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09	Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10	Counterparts; Integration; Effectiveness.

This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate. Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

11.11	Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12	Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13	Replacement of Lenders.

If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)          such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(b)          in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(c)          such assignment does not conflict with applicable Laws; and

(d)          in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14	Governing Law; Jurisdiction; Etc.

(a)        GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)        SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING OR TAKE OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS.

(c)          WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)          SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15	Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any Arranger, nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.17	Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, upon the request of the Administrative Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

11.18	USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Act. The Loan Parties shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.19	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the date first above written.

BORROWER:	CALIBURN INTERNATIONAL, LLC, a Delaware limited liability company

	By:	/s/ Thomas J. Campbell
	Name:	Thomas J. Campbell
	Title:	Chairman

GUARANTORS:

CALIBURN HOLDINGS LLC

KS INTERNATIONAL LLC

SALLYPORT LOGISTICS & SECURITY LLC

JANUS ESOP HOLDINGS LLC

JANUS GLOBAL HOLDINGS LLC

JANUS GLOBAL OPERATIONS LLC

ISG LLC

COMPREHENSIVE HEALTH SERVICES, LLC

COMPREHENSIVE HEALTH SERVICES INTERNATIONAL, LLC,

each a Delaware limited liability company

	By:	/s/ Thomas J. Campbell
	Name:	Thomas J. Campbell
	Title:	Chairman

MICHAEL BAKER GLOBAL SERVICES, LLC STERLING INTERNATIONAL GROUP, LLC, each a Virginia limited liability company

	By:	/s/ Thomas J. Campbell
	Name:	Thomas J. Campbell
	Title:	Chairman

SALLYPORT GLOBAL HOLDINGS INC. GLADIATOR PTC, CORP. PROJECT TIME & COST HOLDINGS, INC., each a Delaware corporation

	By:	/s/ Thomas J. Campbell
	Name:	Thomas J. Campbell
	Title:	Chairman

[Pantheon - Signature Page to Credit Agreement]

CHS WORLD SERVICES, LLC
CHS MIDDLE EAST, LLC
CHS AMERICAS, LLC,
each a Maryland limited liability company

By:	/s/ Thomas J. Campbell

Name:	Thomas J. Campbell
Title:	Chairman

PROJECT TIME & COST, LLC,
a Georgia limited liability company

By:	/s/ Thomas J. Campbell

Name:	Thomas J. Campbell
Title:	Chairman

[SIGNATURE PAGES CONTINUE]

[Pantheon - Signature Page to Credit Agreement]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Mary Lawrence
	Name:	MARY LAWRENCE
	Title:	AUP; AGENCY MGMT OFFICER

[Pantheon - Signature Page to Credit Agreement]

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swing Line Lender

	By:	/s/ Monica Sevila
	Name:	Monica Sevila
	Title:	Senior Vice President

[Pantheon - Signature Page to Credit Agreement]

SUNTRUST BANK, as a Lender and L/C Issuer

By:	/s/ Thomas F. Parrott
Name:	Thomas F. Parrott
Title:	Managing Director

[Pantheon - Signature Page to Credit Agreement]

REGIONS BANK, as a Lender and L/C Issuer

By:	/s/ Jason Douglas

Name:	Jason Douglas
Title:	Director

[Pantheon - Signature Page to Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Richard C. Smith

Name:	Richard C. Smith
Title:	Authorized Signatory

[Pantheon - Signature Page to Credit Agreement]

CAPITAL ONE, N.A., as a Lender

By:	/s/ Joseph C. Costa
Name:	Joseph C. Costa
Title:	Senior Vice President

[Pantheon - Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.
as a Lender

By:	/s/ Liwei Liu
Name:	Liwei Liu
Title:	Vice President

[Pantheon - Signature Page to Credit Agreement]

CITIZENS BANK OF PENNSYLVANIA as a Lender and L/C Issuer

By:	/s/ Daniel J. Darnell, Jr.
Name:	Daniel J. Darnell, Jr.
Title:	Senior Vice President

FIRST NATIONAL BANK OF PENNSYLVANIA, as a Lender

By:	/s/ Douglas T. Brown
Name:	Douglas T. Brown
Title:	Senior Vice President

[Pantheon - Signature Page to Credit Agreement]

COMPASS BANK as a Lender

By:	/s/ Crissola Kennedy
Name:	Crissola Kennedy
Title:	Head of Government Contractors Specialty Group, SRM

[Pantheon - Signature Page to Credit Agreement]

JPMORGAN CHASE BANK, N.A. as a Lender

By:	/s/ Anthony Galea
Name:	Anthony Galea
Title:	Executive Director

[Pantheon - Signature Page to Credit Agreement]

Schedule 1.01

Disqualified Lenders

None.

Schedule 2.01

Commitments and Applicable Percentages

Lender	Revolving Commitment	Applicable Percentage of Revolving Commitment	Term Loan A Commitment	Applicable Percentage of Term Loan A Commitment
Bank of America, N.A.	$10,714,285.71	14.285714280%	$54,285,714.29	14.285714287%
SunTrust Bank	$9,890,109.89	13.186813187%	$50,109,890.11	13.186813187%
Regions Bank	$9,065,934.07	12.087912093%	$45,934,065.93	12.087912087%
Royal Bank of Canada	$8,241,758.24	10.989010987%	$41,758,241.76	10.989010989%
Capital One, N.A.	$7,417,582.42	9.890109893%	$37,582,417.58	9.890109889%
MUFG Union Bank, N.A.	$7,417,582.42	9.890109893%	$37,582,417.58	9.890109889%
Citizens Bank of Pennsylvania	$6,593,406.59	8.791208787%	$33,406,593.41	8.791208792%
Compass Bank	$6,593,406.59	8.791208787%	$33,406,593.41	8.791208792%
First National Bank of Pennsylvania	$4,945,054.95	6.593406600%	$25,054,945.05	6.593406592%
JPMorgan Chase Bank, N.A.	$4,120,879.12	5.494505493%	$20,879,120.88	5.494505495%
TOTAL:	$75,000,000.00	100.000000000%	$380,000,000.00	100.000000000%

Schedule 2.03

Existing Letters of Credit

Letter of Credit #	Applicant	Issuing Bank	Expiry Date	Outstanding Letter of Credit Amount	Beneficiary
S911224	Sallyport Global Holdings, Inc.	Citizens Bank of Pennsylvania	4/10/2019	$ 60,745.50	Reston Towne Center Property LLC

S910929	Michael Baker Global Services, LLC	Citizens Bank of Pennsylvania	4/30/2019	$ 81,816.00 LC currency EUR 70,000.00	TMF Management and Accounting Services (Israel), Ltd.

55107855	Janus Global Operations Ltd.	Regions Bank	9/12/2018	$ 91,211	Standard Chartered Bank

68138949	Janus Global Operations Ltd.	Bank of America	8/31/2020	$ 420,000	Bank of America London

68138623	Janus Global Operations Somalia FZC	Bank of America	12/18/2018	$ 10,000	Standard Bank of South Africa

61837085	Janus Global Operations Ltd.	Bank of America	11/30/2018	$ 500,000	Bank of America London

61837086	Janus Global Operations Ltd.	Bank of America	11/30/2018	$ 500,000	Bank of America London

61837087	Janus Global Operations Ltd.	Bank of America	11/30/2018	$ 500,000	Bank of America London

Schedule 5.13

Subsidiaries

Subsidiary	Jurisdiction of Organization	Number of Shares of Each Class of Equity Interests Outstanding	Owner (% Ownership)
Caliburn International, LLC	Delaware	N/A	Caliburn Holdings LLC (100%)

A.	Sallyport Logistics & Security LLC and its Subsidiaries

Subsidiary	Jurisdiction of Organization	Number of Shares of Each Class of Equity Interests Outstanding	Owner (% Ownership)
Sallyport Logistics & Security LLC	Delaware	N/A	Caliburn International, LLC (100%)

Michael Baker Global Services, LLC	Virginia	N/A	Sallyport Logistics & Security LLC (100%)

KS International LLC	Delaware	N/A	Michael Baker Global Services, LLC (100%)

Global Development Support Services, LLC	Delaware	N/A	Michael Baker Global Services, LLC (51%)

Elite SRV-M, S. De R.L. De C.V.	Mexico	N/A	Michael Baker Global Services, LLC (99.7%) KS International LLC (0.3%)

Sallyport Global Holdings Inc.	Delaware	10,000	KS International LLC (100%)

Sallyport Global Services Ltd.	Bermuda	12,000	Sallyport Global Holdings Inc. (100%)

Sallyport Global Logistics & Stability Operations LTD.	Bermuda	99	Sallyport Global Holdings Inc. (100%)

B.	Janus ESOP Holdings LLC and its Subsidiaries

Subsidiary	Jurisdiction of Organization	Number of Shares of Each Class of Equity Interests Outstanding	Owner (% Ownership)
Janus ESOP Holdings LLC	Delaware	N/A	Caliburn International, LLC (100%)

Janus Global Holdings LLC	Delaware	N/A	Janus ESOP Holdings LLC (100%)

Janus Global Operations LLC	Delaware	N/A	Janus Global Holdings LLC (100%)

ISG LLC	Delaware	N/A	Janus Global Operations LLC (100%)

Sterling International Group, LLC	Virginia	N/A	Janus Global Operations LLC (100%)

North Star Operations Group, LLC	Delaware	100,000 membership interests	Janus Global Operations LLC (55%)

Janus Global Strategies Ltd.	Cayman Islands	999,000 shares	Janus Global Operations LLC (99.9%)

Janus Security IL (JGO) Ltd.	Israel	1,000 shares	Janus Global Strategies Ltd. (100%)

Sterling Operations TU, Ltd.	Turkey	400 shares	Janus Global Strategies Ltd. (100%)

Janus Global Operations UK, Ltd.	United Kingdom	5,000 shares	Janus Global Operations LLC (100%)

Britam Holdings Limited	United Kingdom	5,500 ordinary shares	Janus Global Operations LLC (100%)

Britam Defence Limited	United Kingdom	1 ordinary share	Britam Holdings Limited (100%)

EODT Security Services, LLC	Delaware	10,000 membership interests	Janus Global Operations LLC (100%)

Janus Global Operations Limited	Nigeria	35,000,000 ordinary shares	Janus Global Operations LLC (100%)

Janus GO West Africa Limited	Nigeria	25,000,000 shares	100% (controlled by by Janus Global Operations Limited, but directly held as follows: (a) 20% held in the name of Joseph Agunobi Oduah as nominee for Janus Global Operations Ltd. (a Nigerian company), f/k/a EODT

Subsidiary	Jurisdiction of Organization	Number of Shares of Each Class of Equity Interests Outstanding	Owner (% Ownership)
Security Nigeria Limited, pursuant to the Nominee Share Trust Agreement, dated as of December 15, 2015 between EODT Security Nigeria Limited and Joseph Agunobi Oduah; and

(b) 80% owned by Fioul Oil and Gas Limited as nominee for Janus Global Operations Ltd. (a Nigerian company), f/k/a EODT Security Nigeria Limited, pursuant to the Nominee Share Trust Agreement, dated as of December 15, 2015 between EODT Security Nigeria Limited and Fioul Oil and Gas Limited.

Janus Global Operations- CAR	Central African Republic	5,000,000 shares	Janus Global Operations LLC (100%)

Sterling Operations CO. SAS	Colombia	1,000 shares	Janus Global Operations LLC (100%)

Janus Global Operations Ukraine	Ukraine	1 share	Janus Global Operations LLC (100%)

Janus Security International Ltd.	British Virgin Islands	4 shares	Janus Global Operations LLC (100%)

Janus Global Operations Ltd.	British Virgin Islands	4 shares	Janus Security International Ltd. (100%)

Janus Global Operations Somalia FZC	United Arab Emirates	100 shares	Dale Allen as nominee for Janus Security International, Ltd. pursuant to the Nominee Agreement, dated January 2, 2014, by and between Dale Robert Allen and Janus Security International, Ltd. (49%)

Janus Global Operations MZ, Lda	Mozambique	300,000 shares	Janus Security International Ltd. (51%)

JGO MENA DMCC	United Arab Emirates	50 shares	Janus Security International Ltd. (100%)

C.	Comprehensive Health Services, LLC and its Subsidiaries

Subsidiary	Jurisdiction of Organization	Number of Shares of Each Class of Equity Interests Outstanding	Owner (% Ownership)
Comprehensive Health Services, LLC	Delaware	N/A	Caliburn International, LLC (100%)

Comprehensive Health Services International, LLC	Delaware	N/A	Comprehensive Health Services, LLC (100%)

Health Readiness Partners, LLC	Delaware	N/A	Comprehensive Health Services, LLC (100%)

CHS Middle East, LLC	Maryland	N/A	Comprehensive Health Services International, LLC (100%)

CHS Americas, LLC	Maryland	N/A	Comprehensive Health Services International, LLC (100%)

CHS World Services, LLC	Maryland	N/A	Comprehensive Health Services International, LLC (100%)

D.	Gladiator PTC, Corp. and its Subsidiaries

Subsidiary	Jurisdiction of Organization	Number of Shares of Each Class of Equity Interests Outstanding	Owner (% Ownership)
Gladiator PTC, Corp.	Delaware	10	Caliburn International, LLC (100%)

Project Time & Cost Holdings, Inc.	Delaware	103,952	Gladiator PTC, Corp. (100%)

Project Time & Cost, LLC	Georgia	N/A	Project Time & Cost Holdings, Inc. (100%)

Project Time & Cost International Limited	England & Wales	100	Project Time & Cost, LLC (100%)

Schedule 5.17

IP Rights

TRADEMARKS

A.	Sallyport Global Holdings Inc.

Trademark Registration

Mark	Reg. No.	Reg. Date
SALLYPORT and Design	5431170	03/27/18

B.	Project Time & Cost, LLC

Trademark Registrations

Mark	Reg. No.	Reg. Date
PROJECT TIME & COST	4824840	10/06/15
PT&C and Design	4722468	04/21/15
THE RIGHT ANSWER...RIGHT NOW.	3591275	03/17/09

C.	Janus Global Operations LLC

Trademark Registrations

Mark	Reg. No.	Reg. Date
GREENTARGETS	4070752	12/13/11
SPINNING-MAN	3833712	08/17/10
GREENSCRAP	2946936	05/03/05
GREENTARGETS	2946935	05/03/05
RANGEXCHANGE	2945101	04/26/05
GREENRANGE	2945100	04/26/05

Trademark Application

Mark	Appl. No.	Filing Date
JANUS GLOBAL OPERATIONS and Design	87383478	03/23/17

D.	Comprehensive Health Services, LLC

Trademark Registrations

Mark	Reg. No.	Reg. Date
EAS EXAMINEE ACCESS SYSTEM and Design	5475926	05/22/18
EAS	5365420	12/26/17
PAS	5324324	10/31/17

CAS CLIENT ACCESS SYSTEM and Design	5317626	10/24/17
CHSI	4254803	12/04/12
CHSI (Stylized)	4250933	11/27/12
CHSI and Design	4250932	11/27/12
CAS	2824463	03/23/04
CHS COMPREHENSIVE HEALTH SERVICES INCORPORATED (Stylized)	2822076	03/16/04
CASONLINE CLIENT ACCESS SYSTEM and Design	2766378	09/23/03
CASONLINE	2766377	09/23/03
HUMS	2440223	04/03/01

Trademark Applications

Mark	Appl. No.	Filing Date
MTS MEDICAL TRACKING SYSTEM and Design	87577203	08/21/17
MTS	87571564	08/16/17
MLINK and Design	86771784	09/29/15
PINS PROVIDER INFORMATION NETWORK SYSTEM and Design	86770255	09/28/15
PAS PROVIDER ACCESS SYSTEM and Design	86770207	09/28/15
CHSI COMPREHENSIVE HEALTH SERVICES WORKFORCE HEALTH SOLUTIONS MADE EASY and Design	86717300	08/06/15
EAS EXAMINEE ACCESS SYSTEM (Stylized)	86716865	08/06/15
PINS	86715885	08/05/15

PATENTS

A.	Janus Global Operations LLC

Title	Patent No.	Issue Date
TARGET RANGE SYSTEMS	8651493	02/18/14
MILITARY TARGET SYSTEM	8091894	01/10/12
MILITARY TARGET SYSTEM	D629862	12/28/10
MILITARY TARGET SYSTEM	7815192	10/19/10
MILITARY TARGET SYSTEM	D624985	10/05/10
TARGET RANGE SYSTEMS	7766338	08/03/10
TARGET RANGE SYSTEMS	7325808	02/05/08

COPYRIGHTS

A.	Comprehensive Health Services, LLC

Copyright Registrations

Title	Reg. No.	Date
CHS cardiac wellness test.	TX0002912348	1988
HUMS source code.	TX0005050913	1999
Initial contact form.	TX0002912349	1988

Wellness plan : child identification program.	VA0000416098	1988
Wellness station : Understanding your score on the CHS cardiac wellness test.	TX0003083191	1988
Wellness traveling unit user documentation.	TXu000416410	1990

Schedule 5.20(a)

Locations of Real Property

None.

Schedule 5.20(b)

Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Loan Party	Jurisdiction of Organization	Chief Executive Office	Federal Taxpayer Identification Number	Organizationa l Number
Caliburn Holdings LLC	Delaware	11 Canal Center Plaza, Suite 350, Alexandria, VA 22314	82-3270418	6593188

Caliburn International, LLC	Delaware	10701 Parkridge Boulevard, Suite 200 Reston, Virginia 20191	83-0706649	6852907

A.	Sallyport Logistics & Security LLC and its Subsidiaries

Loan Party	Jurisdiction of Organization	Chief Executive Office	Federal Taxpayer Identification Number	Organizationa l Number
Sallyport Logistics & Security LLC	Delaware	11921 Freedom Dr. Suite 1000 Reston, Va. 20190	82-2453663	6499516

Michael Baker Global Services, LLC	Virginia	11921 Freedom Dr. Suite 1000 Reston, Va. 20190	54-1974242	S045000-9

KS International LLC	Delaware	11921 Freedom Dr. Suite 1000 Reston, Va. 20190	26-2656566	4514913

Sallyport Global Holdings Inc.	Delaware	11921 Freedom Dr. Suite 1000 Reston, Va. 20190	20-1566698	3728588

B.	Janus ESOP Holdings LLC and its Subsidiaries

Loan Party	Jurisdiction of Organization	Chief Executive Office	Federal Taxpayer Identification Number	Organizationa l Number
Janus ESOP Holdings LLC	Delaware	2229 Old Highway 95, Lenoir City, TN 37771	81-1393928	5958734

Janus Global Holdings LLC	Delaware	2229 Old Highway 95, Lenoir City, TN 37771	46-1443898	5962556

Janus Global Operations LLC	Delaware	2229 Old Highway 95, Lenoir City, TN 37771	52-1530812	5962560

ISG LLC	Delaware	2229 Old Highway 95, Lenoir City, TN 37771	20-5803707	4242894

Sterling International Group, LLC	Virginia	12100 Sunset Hills Rd, Ste 325, Reston, VA 20190	04-3835191	S3619360

C.	Comprehensive Health Services, LLC and its Subsidiaries

Loan Party	Jurisdiction of Organization	Chief Executive Office	Federal Taxpayer Identification Number	Organizationa l Number
Comprehensive Health Services, LLC	Delaware	8600 Astronaut Blvd. Cape Canaveral, FL 32920	52-1044628	6867604

Comprehensive Health Services International, LLC	Delaware	8600 Astronaut Blvd. Cape Canaveral, FL 32920	26-1987414	6867607

CHS Middle East, LLC	Maryland	8600 Astronaut Blvd. Cape Canaveral, FL 32920	26-1987637	W12382693

CHS Americas, LLC	Maryland	8600 Astronaut Blvd. Cape Canaveral, FL 32920	26-3376507	W12718417

CHS World Services, LLC	Maryland	8600 Astronaut Blvd. Cape Canaveral, FL 32920	45-5469233	W14678379

D.	Gladiator PTC, Corp. and its Subsidiaries

Loan Party	Jurisdiction of Organization	Chief Executive Office	Federal Taxpayer Identification Number	Organizationa l Number
Gladiator PTC, Corp.	Delaware	11 Canal Center Plaza, Suite 350, Alexandria, Virginia 22314	82-4804169	6799116

Project Time & Cost Holdings, Inc.	Delaware	2727 Paces Ferry Road, One Paces West, Suite #1200, Atlanta, GA 30339	26-2885060	4566505

Project Time & Cost, LLC	Georgia	2727 Paces Ferry Road, One Paces West, Suite #1200, Atlanta, GA 30339	46-3959404	13458894

Schedule 5.20(c)

Changes in Legal Name, State of Formation and Structure

A.	Sallyport Logistics & Security LLC and its Subsidiaries

Changes in Legal Name

Current Name	Prior Name	Date of Name Change
Michael Baker Global Services, LLC	Kaseman, LLC	1/29/14

Changes in State of Formation

None.

Structural Changes

1.	On August 18, 2017, KS International LLC merged with Sallyport Global, LLC, a Florida limited liability company, with KS International LLC being the surviving entity.

B.	Janus ESOP Holdings LLC and its Subsidiaries

Changes in Legal Name

Current Name	Prior Name	Date of Name Change
Janus ESOP Holdings LLC	Janus ESOP Holdings Inc.	12/18/17

Janus Global Holdings LLC	Sterling Global Operations, Inc.	4/3/16

Janus Global Operations LLC	Sterling Operations, Inc.	4/3/16

ISG LLC	ISG, Inc.	4/3/16

Changes in State of Formation

None.

Structural Changes

1.

On April 4, 2016 Janus Global Holdings LLC was reorganized to add an additional S Corporation holding company (Janus ESOP Holdings Inc.), which became the owner of Janus Global Holdings LLC (formerly known as Sterling Global Operations, Inc.). As part of the reorganization:

a.

Sterling Global Operations, Inc. was changed from an S Corporation to a limited liability company (Janus Global Holdings LLC) with Profits Interests given to certain management employees and the board of directors;

b.	Janus Global Operations LLC (formerly known as Sterling Operations, Inc.) was converted from an S Corporation to a limited liability company; and

c.	ISG LLC (formerly known as ISG, Inc.) was converted from an S Corporation to a limited liability company.

2.	ISG LLC (formerly known as ISG, Inc.) was acquired by Janus Global Operations LLC (formerly known as Sterling Operations, Inc.) on December 31, 2015.

3.

On November 20, 2017, Caliburn Holdings LLC (f/k/a Janus Holdco LLC) acquired 100% of the Equity Interests of Janus ESOP Holdings LLC pursuant to that certain Stock Purchase Agreement, dated as of November 20, 2017, by and among, inter alios, Caliburn Holdings LLC, Janus ESOP Holdings LLC (F/k/a Janus ESOP Holdings Inc.), Employee Stock Ownership Trust, Shareholder Representative Services LLC and DC Capital Partners Fund II, L.P.

4.	Janus ESOP Holdings LLC converted from a corporation into a limited liability on December 18, 2017.

C.	Comprehensive Health Services, LLC and its Subsidiaries

Changes in Legal Name

Current Name	Prior Name	Date of Name Change
Comprehensive Health Services, LLC	Comprehensive Health Services, Inc.	5/1/18

Comprehensive Health Services International, LLC	Comprehensive Health Services International, Inc.	5/1/18

Changes in State of Formation

Loan Party	Current Jurisdiction	Prior Jurisdiction	Date of Jurisdiction Change
Comprehensive Health Services, LLC	Delaware	Maryland	5/1/18

Comprehensive Health Services International, LLC	Delaware	Maryland	5/1/18

Structural Changes

1.

On March 22, 2018, Gladiator OpCo, LLC acquired 100% of the Equity Interests of Comprehensive Health Services, LLC (f/k/a Comprehensive Health Services, Inc.) pursuant to that certain Stock Purchase Agreement dated as of March 22, 2018, by and among, inter alios, the Borrower, CHSi, and Comprehensive Health Holdings, Inc.

2.	Comprehensive Health Services, Inc. converted from a corporation into a limited liability company on May 1, 2018.

3.	Comprehensive Health Services International, Inc. converted from a corporation into a limited liability company on May 1, 2018.

D.	Gladiator PTC, Corp. and its Subsidiaries

Changes in Legal Name

Current Name	Prior Name	Date of Name Change
Project Time & Cost, LLC	PMCM, LLC	11/22/13

Changes in State of Formation

None.

Structural Changes

1.

Project Time & Cost, LLC was formed on October 25, 2013, under the name PMCM, LLC and was owned 100% by Project Time & Cost, Inc. As of November 21, 2013, it is owned 100% by Project Time & Cost Holdings, Inc. and changed its name to Project Time & Cost, LLC on November 22, 2013.

2.

Prior to November 21, 2013, Project Time & Cost International Limited was owned 100% by Project Time & Cost, Inc. As of November 22, 2013, Project Time & Cost International Limited is owned 100% by Project Time & Cost, LLC.

3.	On November 22, 2013, Project Time & Cost, Inc. changed its name to PT&C Forensics, Inc. and is no longer affiliated with Project Time and Cost Holdings, Inc. or its Subsidiaries.

4.

On March 22, 2018 Gladiator OpCo, LLC acquired 100% of the Equity Interests of Project Time & Cost Holdings, Inc. pursuant to that certain Stock Purchase Agreement, dated as of March 22, 2018, by and among, inter alios, Gladiator OpCo, LLC, Project Time & Cost Holdings, Inc., Hancock Park Capital III, L.P., and the other shareholders and optionholders of Project Time & Cost Holdings, Inc.

Schedule 7.01

Liens Existing on the Closing Date

A.	Sallyport Logistics & Security LLC and its Subsidiaries

None.

B.	Janus ESOP Holdings LLC and its Subsidiaries

1.	Liens in the form of cash collateral securing Indebtedness listed as item B.3 on Schedule 7.03.

C.	Comprehensive Health Services, LLC and its Subsidiaries

1.	Liens granted to landlords in connection with leases entered into by Comprehensive Health Services, LLC in the ordinary course.

2.

Liens granted to ePlus Group Inc. for Furniture, Fixtures and Equipment under operating leases with ePlus and in use at Comprehensive Health Services, LLC’s offices at 8600 Astronaut Boulevard Cape Canaveral, Fla 32920.

3.	Liens set forth under the Dean Mead Engagement Letter as in effect on the date hereof.

D.	Gladiator PTC, Corp. and its Subsidiaries

None.

Schedule 7.02

Investments Existing on the Closing Date

A.	Caliburn Holdings LLC

1.	The Equity Interests listed at Schedule 5.13 hereto.

2.	Promissory Note, dated as of August 14, 2018, made by Michael Baker Class I Holdings, LLC in favor of Caliburn Holdings LLC in a principal amount equal to $12,500,000.

B.	Sallyport Logistics & Security LLC and its Subsidiaries

1.	The Equity Interests listed at Schedule 5.13 hereto

2.	Sallyport Global Services Ltd. owns 49% of the equity of Arkel Sallyport - Sudan Ltd., a South Sudan entity, and 50% of the equity of Arkel Sallyport Global Ltd., a Mauritius entity.

3.	Michael Baker Global Services, LLC owns 49% of Pernix Kaseman Joint Venture, LLC, a Delaware limited liability company.

4.	Michael Baker Global Services, LLC owns 49% of Espire Michael Baker, LLC, a Virginia limited liability company.

5.

Michael Baker Global Services, LLC owns a 40% interest in AECOM-Baker Global Services, an association between AECOM Technical Services, Inc. and Michael Baker Global Services, LLC engaged in a solitary business enterprise for profit without actual partnership or incorporation.

C.	Janus ESOP Holdings LLC and its Subsidiaries

1.	The Equity Interests listed at Schedule 5.13 hereto.

2.

De Facto Joint Venture Agreement, dated as of September 16, 2013, by and among Sterling Operations, Inc., EODT Security NG, Ltd., and Kings Guards Nigeria, Ltd. (Janus Global Operations Limited owns 3%, Kings Guard Nigeria, Ltd. owns 20%, and 77% by Janus Global Operations, LLC).

3.	Intercompany loans from Britam Defence to Janus Global Operations LLC of approximately £790,396.

D.	Comprehensive Health Services, LLC and its Subsidiaries

1.	The Equity Interests listed at Schedule 5.13 hereto.

E.	Gladiator PTC, Corp. and its Subsidiaries

1.	The Equity Interests listed at Schedule 5.13 hereto.

Schedule 7.03

Indebtedness Existing on the Closing Date

A.	Sallyport Logistics & Security LLC and its Subsidiaries

1.

Performance Bond No. K09158406 issued for the account of Pernix / Kaseman Joint Venture in favor of The Department of the Army, United States Army Corps of Engineers, Far East District in the amount of $5,670,566.16.

2.	Performance Bond No. K09040638 issued for the account of Michael Baker Global Services, LLC (f/k/a Kaseman, LLC) in favor of The United States of America in the amount of $31,107,333.00.

3.	Performance Bond No. 800023900 issued for the account of Michael Baker Global Services, LLC in favor of the US Department of State in the amount of $34,384,849.00.

4.	General Indemnity Agreement, dated April 26, 2012 executed by KS International LLC and Michael Baker International, LLC in favor of Argonaut Insurance Company, as amended.

5.

General Indemnity Agreement, dated October 26, 2015 executed by Michael Baker Global Services, LLC and Michael Baker International, LLC in favor of OneBeacon Specialty Insurance Company and its subsidiaries and affiliates.

6.

Obligations arising in connection with the Services under, and as defined in, the Master Restructuring Agreement, dated as of August 14, 2018, by and among, inter alios, the Borrower, Holdings, the other Loan Parties party thereto, Michael Baker Holdings LLC, Michel Baker International, LLC and Michael Baker Class I Holdings, LLC.

B.	Janus ESOP Holdings LLC and its Subsidiaries

1.	Intercompany loans from Britam Defense to Janus Global Operations LLC of approximately £790,396.

2.	$600,000 unsecured credit card facility with Bank of America.

3.	Barclays Bank Line of Credit for the benefit of Foreign Subsidiaries to issue performance guarantees and/or bid bonds in an aggregate amount not to exceed $8,000,000.

4.

Letter of Credit No. 55108647 issued for the account of Janus Global Operations Somalia FZC by Regions Bank with an outstanding amount of $10,000 for the benefit of United Nations Development Program with an expiration date of November 28, 2018.

5.

Letter of Credit No. 55108588 issued for the account of Janus Global Operations Ltd. by Regions Bank with an outstanding amount of $40,000 for the benefit of Petronas Carigali Iraq Holdings with an expiration date of September 5, 2018.

6.

Letter of Credit No. 55018589 issued for the account of Janus Global Operations Ltd. by Regions Bank with an outstanding amount of $60,000 for the benefit of Petronas Carigali Iraq Holdings with an expiration date of September 5, 2018.

7.

Letter of Credit No. 55108677 issued for the account of Janus Global Operations Somalia FZC by Regions Bank with an outstanding amount of $10,000 for the benefit of Standard Chartered Bank with an expiration date of December 13, 2018.

C.	Comprehensive Health Services, LLC and its Subsidiaries

None.

D.	Gladiator PTC, Corp. and its Subsidiaries

None.

Schedule 11.02

Certain Addresses for Notices

If to any Loan Party, in care of the Borrower at:

Caliburn International, LLC

10701 Parkridge Boulevard, Suite 200

Reston, Virginia 20191

Attention: James Kempton

Telephone: 412-375-3082

Email: JKempton@mbakerintl.com

If to the Administrative Agent and/or Swing Line Lender:

For payments and Requests for Credit Extensions:

Bank of America N.A.

2380 Performance Drive, Bldg. C

Mail Code: TX2-984-03-23

Richardson, TX 75082

Attn: Gita Pandey

Tel: 214-209-2984

Facsimile: 214-290-8350

Email: gita.pandey@baml.com

For all other Notices as Administrative Agent:

Bank of America, N.A. , as Administrative Agent

2380 Performance Drive, Bldg. C

Mail Code: TX2-984-03-26

Richardson, TX 75082

Attn: Mary Lawrence

Tel: 469-201-8825

Facsimile: 214-416-0839

Email: mary.lawrence-agency@baml.com

If to the L/C Issuer:

Standby Letters of Credit

Bank of America Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Phone: (570) 496-9619

Fax: (800-755-8740

Email: tradeclientserviceteamus@baml.com

Attn: Michael Grizzanti

Phone: (570) 496-9621

Fax: (800) 755-8743

Email: Michael.a.grizzanti@baml.com

Commercial Letters of Credit

Bank of America Trade Operations

Mail Code: PA6-580-02-30

1 Fleet Way

Scranton, PA 18507

Phone: (570) 496-9619

Fax: (800-755-8740

Attn: Lily Guan

Phone: (570) 496-9611

Fax: (800) 755-8740

Email: lily.guan@baml.com

EXHIBIT 1.01

FORM OF SECURED PARTY DESIGNATION NOTICE

Date:             ,

To:	Bank of America, N.A.,

as Administrative Agent

[address

Attn: ]

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by                      , a              (the “Designor”), to BANK OF AMERICA, N.A., as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), pursuant to which certain loans and financial accommodations have been made to the Borrower;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Cash Management Agreement/Swap Contract] as a “[Secured Cash Management Agreement/Secured Hedge Agreement]” under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

1.           Designation. [            ] hereby designates the [Cash Management Agreement/Swap Contract] described on Schedule 1 hereto to be a “[Secured Cash Management Agreement/Secured Hedge Agreement]” and hereby represents and warrants to the Administrative Agent that such [Cash Management Agreement/Swap Contract] satisfies all the requirements under the Loan Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Loan Documents which are applicable to it as a provider of a [Secured Cash Management Agreement/Secured Hedge Agreement] and hereby (a) confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 9.01 of the Credit Agreement), and (c) agrees that it will be bound by the provisions of the Loan Documents and will perform in accordance with its terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a provider of a [Cash Management Agreement/Swap Contract].

GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

[signature pages follow]

DESIGNOR:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

By:
Name:
Title:

Schedule 1

To Secured Party Designation Notice

EXHIBIT 2.02

FORM OF LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), by and among Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving][Term] Loans

☐	A conversion or continuation of [Revolving][Term] Loans

1.	On , 20 (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

[With respect to any Borrowing requested herein, the Borrower hereby represents and warrants that (i) such request complies with the requirements of Section 2.01 of the Credit Agreement, and (ii) solely with respect to any Borrowing requested herein after the Closing Date and if applicable, each of the conditions set forth in Section 4.021 of the Credit Agreement has been satisfied on and as of the date of such Borrowing.]

[Remainder of Page Intentionally Left Blank]

1.

(a) The representations and warranties of each Loan Party contained in the Credit Agreement or any other Loan Document, shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the date of the requested Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date and (b) no Default shall exist, or would result from the requested Credit Extension or from the application of the proceeds thereof.

CALIBURN INTERNATIONAL, LLC,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 2.03

FORM OF LETTER OF CREDIT REPORT

TO:	Bank of America, N.A., as Administrative Agent

RE:

Credit Agreement, dated as of August 14, 2018, by and among Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined)

DATE:	[Date]

The undersigned, [insert name of L/C Issuer] (the “L/C Issuer”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.03(l) of the Credit Agreement.

The L/C Issuer plans to issue, amend, renew, increase or extend the following Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The L/C Issuer made a payment, with respect to L/C No.         , on [insert date] in the amount of [$]         ].

[The Borrower failed to reimburse the L/C Issuer for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No.              on [insert date of such failure], with respect to L/C No.         .]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[L/C ISSUER], as L/C Issuer

By:

Name:
Title:

EXHIBIT 2.04

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Bank of America, N.A., as Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), dated as of August 14, 2018, by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned hereby requests a Swing Line Loan:

5.	On , 20 (a Business Day).

6.	In the amount of $ .

With respect to such Borrowing of Swing Line Loans, the Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 4.022 of the Credit Agreement has been satisfied on and as of the date of such Borrowing of Swing Line Loans.

CALIBURN INTERNATIONAL, LLC
a Delaware limited liability company

By:
Name:
Title:

[2]

(a) The representations and warranties of each Loan Party contained in the Credit Agreement or any other Loan Document, shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) on and as of the date of the requested Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if qualified by materiality or material adverse effect, in all respects) as of such earlier date and (b) no Default shall exist, or would result from the requested Credit Extension or from the application of the proceeds thereof.

EXHIBIT 2.05

FORM OF NOTICE OF LOAN PREPAYMENT

Date:             ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to the Credit Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), dated as of August 14, 2018, by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

The Borrower hereby notifies the Administrative Agent that pursuant to Section 2.05 of the Credit Agreement, the Borrower intends to prepay the following Loans as more specifically set forth below:

1.	A prepayment of [Revolving][Term] Loans

2.	Date of prepayment: , 20

3.	Amount of prepayment: $

4.	Comprised of [Base Rate Loans] [Eurodollar Rate Loans]

5.	For Eurodollar Rate Loans: Interest Period of Loans being prepaid:

IN WITNESS WHEREOF, the Borrower has caused this Notice of Loan Prepayment to be duly executed by its duly authorized officer as of the day and year first above written.

CALIBURN INTERNATIONAL, LLC
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 2.11

FORM OF NOTE

            , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), and on the dates set forth in the Credit Agreement, the outstanding principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among, the Borrower, Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent. Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

CALIBURN INTERNATIONAL, LLC, a Delaware limited liability company

By:
Name:
Title:

EXHIBIT 3.01-A

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

EXHIBIT 3.01-B

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

EXHIBIT 3.01-C

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:             , 20

EXHIBIT 3.01-D

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:             , 20

EXHIBIT 6.02

FORM OF COMPLIANCE CERTIFICATE

For the fiscal [quarter][year] ended             , 20    .

I,                     , [Title] of Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), solely in my capacity as a financial Responsible Officer of the Borrower, hereby certify that, with respect to that certain Credit Agreement, dated as of August 14, 2018 (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”; all of the defined terms in the Credit Agreement are incorporated herein by reference), by and among, the Borrower, Caliburn Holdings LLC, a Delaware limited liability company (“Holdings”), the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent:

(a)

To the best of my knowledge and belief, since                      [the date of the last similar certification, or, if none, the Closing Date], [except as otherwise disclosed to the Administrative Agent in accordance with Section 6.03(a) of the Credit Agreement, no Default or Event of Default has occurred][a Default or Event of Default has occurred, as described in Annex A attached hereto].

(b)

The company-prepared financial statements which accompany this certificate have been prepared in accordance with GAAP applied on a consistent basis, except as otherwise noted expressly therein[ and subject to the absence of footnotes and to changes resulting from normal year-end audit adjustments][3].

(c)	(select one):

☐	Attached hereto as Schedule 1 is a supplement to Schedule 5.17 (IP Rights) of the Credit Agreement, such that, as supplemented, such Schedule is accurate and complete as of the date hereof.

☐	No such supplement is required at this time.

(d)

Attached hereto as Schedule 2 is a contract report of Holdings and its subsidiaries as of the end of the fiscal period referred to above required to be delivered pursuant to Section 6.02(e) of the Credit Agreement.

(e)

Attached hereto as Schedule 3 are detailed calculations demonstrating compliance by the Loan Parties with the financial covenants contained in Section 7.11 of the Credit Agreement as of the end of the fiscal period referred to above.

This          day of             , 20    .

CALIBURN INTERNATIONAL, LLC, a Delaware limited liability company

By:
Name:
Title:

[3]	For unaudited financial statements only.

Annex A

TO COMPLIANCE CERTIFICATE

Schedule 1

TO COMPLIANCE CERTIFICATE

Supplement to Schedule 5.17 of the Credit Agreement

Schedule 2

TO COMPLIANCE CERTIFICATE

Contract Report

Schedule 3

TO COMPLIANCE CERTIFICATE

Computation of Financial Covenants

EXHIBIT 6.12

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                     , 20    , is made by and between                     , a                      (the “New Subsidiary”), and BANK OF AMERICA, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), dated as of August 14, 2018, by and among, Caliburn International, LLC, a Delaware limited liability company (the “Borrower”), Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and the Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Loan Parties are required by Section 6.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” under, and as defined in, the Credit Agreement.

Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1.           The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender, the L/C Issuer and each other holder of the Obligations, as provided in Article X of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof.

2.           The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement, and shall have all the obligations of an “Obligor” (as such term is defined in the Security Agreement) thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), a continuing security interest in, and a right of set off against any and all right, title and interest of the New Subsidiary in and to the Collateral (as such term is defined in Section 2 of the Security Agreement) of the New Subsidiary. The New Subsidiary hereby represents and warrants to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as such term is defined in Section 1 of the Security Agreement), that:

(i)	The New Subsidiary’s chief executive office, tax payer identification number and organization identification number are set forth on Schedule 1 attached hereto.

(ii)	The location of all owned real property of the New Subsidiary is as shown on Schedule 2 attached hereto.

(iii)

The New Subsidiary’s legal name and jurisdiction of organization is as shown in this Agreement and the New Subsidiary has not in the past five years changed its name, changed its state of formation or been party to a merger, consolidation or other change in structure except as set forth in Schedule 3 attached hereto.

(iv)

Set forth on Schedule 4, is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by such New Subsidiary as of the date hereof.

3.          The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.

4.          The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article X of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.

5.          This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

6.          This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the New Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 1

TO JOINDER AGREEMENT

[Chief Executive Office, Tax Identification Number and Organization Identification Number]

Schedule 2

TO JOINDER AGREEMENT

[Owned Real Property]

Schedule 3

TO JOINDER AGREEMENT

[Changes in Name, State of Formation or Structure]

Schedule 4

TO JOINDER AGREEMENT

[IP Rights]

EXHIBIT 11.06(B)

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented, extended or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein not then in effect, the principal outstanding balance of theon as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, Letters of Credit, Guarantees and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]4]

3.	Borrower:	Caliburn International, LLC, a Delaware limited liability company (the “Borrower”)

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of August 14, 2018, by and among the Borrower, Caliburn Holdings LLC, a Delaware limited liability company, the other Guarantors party thereto, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent
6.	Assigned Interest:

[4]Select	as applicable.

Facility Assigned[5]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[6]
	$	$	%
	$	$	%
	$	$	%

[7. Trade Date:                     ]7

Effective Date:                     , 20     [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and][8] Accepted: BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

[Consented to:][9]

[BANK OF AMERICA, N.A., as L/C Issuer][and Swing Line Lender]

By
Title:

[CALIBURN INTERNATIONAL, LLC, a Delaware limited liability company]

By
Title:

[5]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.)
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[8]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) it has reviewed Schedule 1.01 (Disqualified Institutions) to the Credit Agreement and it is not a Disqualified Institution, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT 11.06(B)(IV)

FORM OF ADMINISTRATIVE QUESTIONNAIRE

On file with the Administrative Agent.